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Notice of 2026 Annual Meeting of
Stockholders and Proxy Statement

April 6, 2026

Working together
to create a healthier world, one
life at a time

The Quest Way

Purpose Why we exist	Working together to create a healthier world, one life at a time

We enable optimal, proactive health decisions by providing high-quality and affordable diagnostic testing insights and services using our scale and extensive reach
Strategy How we grow
•     Collaborating with healthcare providers and partners to leverage our broad access
•     Offering an industry-leading menu of testing and other services
•     Leveraging our data assets and services to improve population health and enable value-based care
•     Continuously improving our quality and efﬁciency by embracing innovative technologies, such as automation and artiﬁcial intelligence (“AI”)

Who we serve: physicians, hospitals, patients and consumers, health plans, employers, emerging retail healthcare providers, government agencies, pharmaceutical companies, and other commercial clinical laboratories

Culture How we work	Customer first, Care, Collaboration, Continuous improvement, Curiosity

Notice of 2026 Annual Meeting of Stockholders Quest Diagnostics Incorporated One Insights Drive Clifton, New Jersey May 20, 2026, 10:30 a.m. Eastern Time

April 6, 2026

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2026 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders will vote on the following, in addition to any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

•	to elect eleven directors;

•	to approve, on an advisory basis, the executive compensation disclosed in the accompanying proxy statement;

•	to ratify the appointment of our independent registered public accounting firm for 2026; and

•	to consider a stockholder proposal, as described in the accompanying proxy statement, if properly presented at the Annual Meeting.

Attendance at the Annual Meeting is limited to stockholders at the close of business on March 23, 2026, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card; distribution of these materials is scheduled to begin on April 6, 2026. Your vote is very important. We urge you to submit your proxy even if you plan to attend the Annual Meeting. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

James E. Davis
Chairman of the Board,
Chief Executive Officer and President

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2026 Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Time, May 20, 2026
Place:	One Insights Drive, Clifton, New Jersey
Record date:	March 23, 2026
Voting:	Record date stockholders only:
One vote per share

Meeting Agenda	Board Recommendation
1.	To elect eleven directors	FOR EACH NOMINEE
2.	To approve, on an advisory basis, the compensation of our named executive officers disclosed in our Proxy Statement	FOR
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026	FOR
4.	To consider a stockholder proposal regarding an independent board chairman, if properly presented at the Annual Meeting	AGAINST

2027 Annual Meeting of Stockholders

Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) by December 7, 2026.

Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations (other than proxy access nominations) for the Board of Directors (the “Board”), must be received by the Company no earlier than January 20, 2027 and no later than February 19, 2027 and must comply with the requirements set forth in our by-laws. In addition to the requirements set forth in our by-laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rules (Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) must also comply with the additional requirements of Rule 14a-19.

Notice of proxy access director nominations must be received by the Company no earlier than November 7, 2026 and no later than December 7, 2026.

i	2026 Proxy Statement

Board Nominees

The following table provides summary information about our director nominees.

Name	Age	Director Since	Occupation	Current Committee Memberships	Other Public Company Boards
Robert B. Carter	66	2024	Retired Executive Vice President and Chief Information Officer, FedEx Corporation	AC CS	• N/A
James E. Davis	63	2022	Chairman, Chief Executive Officer and President, Quest Diagnostics Incorporated	EX	• N/A
Luis A. Diaz, Jr., M.D.	55	2023	Head of the Division of Solid Tumor Oncology, Memorial Sloan Kettering Cancer Center	CS QC	• N/A
Tracey C. Doi	65	2021	Retired Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc.	AC/FE QC	• Pentair plc
Vicky B. Gregg	71	2014	Cofounder/Partner, Guidon Partners LLC and Retired CEO, Blue Cross and Blue Shield of Tennessee	CC GC QC (Chair)	• Acadia Healthcare Company
Wright L. Lassiter III	62	2020	CEO, CommonSpirit Health	AC QC	• Fortive Corporation
Timothy L. Main	68	2014	Non-Executive Chairman of WNS (Holdings) Limited	AC CS (Chair) GC	• WNS (Holdings) Limited
Denise M. Morrison	72	2019	Founder, Denise Morrison & Associates and Retired President and CEO, Campbell Soup Company	CC(Chair) CS GC	• MetLife, Inc. • Visa, Inc.
Gary M. Pfeiffer	76	2004	Retired Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company	AC/FE (Chair) CC EX GC	• N/A
Timothy M. Ring, Lead Independent Director	68	2011	Retired Chairman and CEO, C. R. Bard, Inc.	CC EX (Chair) GC (Chair)	• Becton, Dickinson and Company
Timothy C. Wentworth	65	2026	Retired CEO, Walgreens Boots Alliance, Inc.	CC QC	• N/A

AC	Audit and Finance Committee	CC	Compensation and Leadership Development Committee
CS	Cybersecurity Committee	EX	Executive Committee
GC	Governance Committee	QC	Quality and Compliance Committee
FE	Financial Expert

ii	2026 Proxy Statement

2025 Executive Compensation Highlights

Type	Form	Percentage of Equity Award for Named Executive Officers (%)	Terms
Equity	• Performance Shares	50
•     Performance metrics for 2025-2027 performance cycle: revenue growth, 50%; average return on invested capital, 30%; relative total stockholder return (relative to S&P 500 Healthcare Index companies), 20%

			• Vest after 3-year performance period
	• Stock Options	25	• 3-year ratable vesting
	• Restricted Share Units (“RSUs”)	25	• 3-year ratable vesting
Cash	• Salary		• Reviewed and approved annually
	• Annual Incentive Compensation		• Based on financial and non-financial goals
Retirement	• 401(k) Plan		• Company matching contributions
	• Supplemental Deferred Compensation Plan		• Company matching contributions

Our Board is firmly committed to pay for performance. The table above outlines the main components of our compensation program for executive officers in 2025. The objectives of our program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives, and to align the interests of our executives to those of our stockholders, in each case to advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to company performance, including both financial and non-financial results, and individual performance.

The average 2025 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 116% of target. Payout on performance shares for the 3-year performance period ended December 31, 2025 was 154% of target. The following table summarizes annual incentive plan and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2025	116 (average)	154
Performance period ended December 31, 2024	97 (average)	157

Our Compensation Discussion and Analysis, which includes a discussion of our program’s “Best Practices,” begins on page 25. The 2025 compensation of our named executive officers is set forth in tables beginning at page 46.

iii	2026 Proxy Statement

2025 Business Performance Highlights

Leveraging our Capabilities and Collaborating

•	We increased revenues by 11.8% to $11.04 billion.
•	We generated diluted earnings per share (“EPS”) of $8.75 and adjusted diluted EPS of $9.85.
•
We maintained health plan access to more than 90% of U.S. insured lives and expanded access in new geographies, including through collaborations with Elevance Health and Sentara Health Plans, effective January 1, 2025.

•
We continued to work with health systems to help them execute their lab strategy. In 2025, our Collaborative Lab Solutions (“Co-Lab Solutions”) offering generated approximately $800 million in revenues and management fees supporting hospitals in the operation of their own labs. We also began providing co-lab solutions for Corewell Health, a leading health system in Michigan, which is our largest Co-Lab Solutions implementation to date.

•
In Advanced Diagnostics, we added category-defining innovations to our portfolio, including a new Quest AD-Detect blood test for aiding the diagnosis of Alzheimer’s disease, long-read gene sequencing to identify the cause of ataxia movement disorders, and HPV self-collection options for cervical cancer screening. In 2025, certain Advanced Diagnostics test offerings within five clinical areas – oncology, cardiometabolic and endocrine, brain health, autoimmune, women’s health and genetics – generated over $1 billion in revenues in 2025, reflecting double-digit revenue growth.

•
In 2023, we acquired Haystack Oncology, Inc., a cancer testing company that developed a highly sensitive testing technology for detecting minimal-residual disease (“MRD”). In 2025, we secured U.S. Food and Drug Administration (“FDA”) breakthrough device designation for the Haystack MRD test for monitoring patients treated for solid-tumor cancers and formed collaborations with The University of Texas MD Anderson Cancer Center and Rutgers Cancer Institute, among others, to research and develop innovations for detecting early signs of cancer.

•
Our consumer-initiated testing service, QuestHealth.com, continued to generate strong growth in 2025. We expanded QuestHealth.com to include over 150 tests and increased to more than 45 million the number of registered users in our MyQuest® health portal at the end of 2025. We also further advanced our position as the premier lab engine powering the wellness industry through new collaborations with top consumer wellness and wearables companies.

•
We scaled lab testing to deliver services for more than 200,000 patients at Fresenius Medical Care's dialysis centers in the United States while also adding leading water-purity testing capabilities to our menu.

•	We integrated eight acquisitions completed in 2024, providing the basis for growth in new geographies, including Canada.

Continuous Improvement

•	We significantly improved our employee retention rates across multiple job categories as a result of our continued focus on improving workforce engagement.
•	We delivered 3% annual savings and productivity improvements through our Invigorate cost excellence program.
•
We expanded our use of AI to continue to help drive innovation and operational efficiency. For example, in 2025, we initiated or expanded our use of AI and automation in several areas, ranging from digital cytology, microbiology, parasitology and digital pathology. We also advanced our use of automation in front-end specimen processing and labelling in six of our labs, freeing more of our processors to focus on higher-order work.

•
We continued to leverage automation and AI to improve productivity and quality across our entire value chain, not just in the laboratory. We deployed AI to reduce denials and patient concessions, support logistics route optimization to speed specimen transport, and enhance the digital experience. In 2025, we announced a collaboration with Google to use Google Cloud's data analytics and generative AI to help us streamline our data management, improve data analytics, and personalize the experiences we deliver to patients, providers, and other customers.

•
We formed a first-of-its-kind collaboration with Epic to be our technology partner for Project Nova, our multi-year order-to-cash transformation project designed to streamline systems and improve customer experiences, regardless of the electronic health record they use, leading to smarter, simpler testing.

Disciplined Capital Deployment

•
In February 2026, we announced the fifteenth increase in our quarterly cash dividend since the beginning of 2012, increasing the dividend by approximately 7.5%, from $0.80 per share of common stock to $0.86 per share.

•	We repurchased over $450 million of our common stock in 2025.
•
Since the beginning of 2012 through the end of 2025, we have returned approximately $11.7 billion to stockholders: $8.1 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $3.6 billion through dividends.

iv	2026 Proxy Statement

PROXY STATEMENT	QUEST DIAGNOSTICS INCORPORATED

2026 Proxy Statement

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Proposal No. 1 — Election of Directors

The Board of Directors recommends that you vote FOR each of the nominees described below

Our Board currently has eleven directors. Directors are elected annually for a one-year term concluding on the date of the next annual meeting of stockholders. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal.

In March 2026, the Board elected Timothy Wentworth, former chief executive officer of Walgreens Boots Alliance, as a director. The Governance Committee and the Board evaluated several candidates as potential director nominees and chose Mr. Wentworth due to, among other things, his significant expertise in healthcare, including with health plans and in the pharmacy space, and with consumers, as well as supply chain, information technology and human resources. Mr. Wentworth was appointed to the Compensation and Leadership Development Committee and Quality and Compliance Committee.

After considering the recommendation of the Governance Committee, the Board nominated the nominees below to serve as directors of Quest Diagnostics. Each nominee currently is a director of the Company whose term expires at the Annual Meeting. The biography of each nominee contains information regarding the person’s service as a director of the Company, business experience, other public company director positions and the experience, qualifications, attributes and skills that led the Board to conclude that the person should serve as a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations for the nomination of directors (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below under the heading “Board Nomination Process” beginning on page 10). Each nominee has consented to serve if elected.

Robert B. Carter

Retired Executive Vice President, Chief Information Officer FedEx Corporation Age: 66 Director since: 2024
Mr. Carter retired as Executive Vice President and Chief Information Officer at FedEx Corporation in 2024, where he worked for over 30 years and was responsible for setting the technology direction of the FedEx applications, infrastructure and networks that provide support for FedEx product offerings.

Mr. Carter serves on the board of directors of New York Life and previously served on the boards of First Horizon Corporation, Pilot Corporation and Saks, Inc. He also serves as the Chairman of the Board of Trustees for the University of Memphis. Mr. Carter earned a bachelor’s degree in computer and information science from the University of Florida, and a master’s degree from the University of South Florida.

Qualifications, Skills and Expertise

Mr. Carter has extensive expertise in cybersecurity and information technology, including AI. He also has extensive executive experience in operations, as well as strong public and private company board experience.

2026 Proxy Statement	1

James E. Davis

Chairman, Chief Executive Officer and President Quest Diagnostics Incorporated Age: 63 Director since: 2022
Mr. Davis became Chairman of the Board on April 1, 2023 and Chief Executive Officer and President of the Company on November 1, 2022, having served as CEO-Elect since February 3, 2022. Mr. Davis joined Quest Diagnostics in April 2013 as Senior Vice President, Diagnostics Solutions. He initially managed a portfolio of businesses and was instrumental in refocusing the Company on diagnostic information services. Mr. Davis was given positions of increasing responsibility and was named Executive Vice President, General Diagnostics in January 2017.

Prior to joining Quest Diagnostics, Mr. Davis served as Lead Director, and then as Chief Executive Officer, of InSightec, Inc., a medical device company that designs and develops ultrasound ablation devices that are guided by magnetic resonance imaging systems. Previously, he held a number of senior positions in General Electric’s healthcare business, held leadership positions in General Electric’s aviation business and led the development of strategic and operational improvement initiatives for clients of McKinsey & Company, Inc.

Qualifications, Skills and Expertise

Mr. Davis has extensive executive experience, including in operations, general management, science, strategic planning and international operations, with large, complex corporations operating in the healthcare industry.

Luis A. Diaz, Jr., M.D.

Head of the Division of Solid Tumor Oncology Memorial Sloan Kettering Cancer Center Age: 55 Director since: 2023
Dr. Diaz has been the head of the division of solid tumor oncology at the Memorial Sloan Kettering Cancer Center since December 2016. Previously, he was a faculty member and physician at the Johns Hopkins University School of Medicine. He has founded several biotechnology companies, including Epitope, Inostics, PapGene (Thrive) and Personal Genome Diagnostics, Inc. Dr. Diaz’s early work provided the first definitive evidence for using circulating tumor DNA as cancer biomarker for screening, monitoring, and detection of occult disease. He discovered the therapeutic link between immunotherapy and cancer genetics in patients with mismatch repair deficient tumors, which led to the first tumor agnostic FDA approval for tumors with this genetic lesion and the first cancer study, published in 2022, that resulted in a 100% complete remission rate. Dr. Diaz served on the board of Jounce Therapeutics, Inc. from 2017 until it was acquired in 2023. He is the recipient of numerous awards and honors. Dr. Diaz was elected to the National Academy of Medicine in 2023 and in 2021 he was appointed by President Biden to the National Cancer Advisory Board of the National Institutes of Health.

Qualifications, Skills and Expertise

Dr. Diaz has extensive experience in healthcare, medical and science and strong management and strategic planning experience with enterprises engaged in healthcare, medical and science.

2026 Proxy Statement	2

Tracey C. Doi

Retired Chief Financial Officer and Group Vice President Toyota Motor North America, Inc. Age: 65 Director since: 2021
Ms. Doi retired as Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc. in 2022, after serving nearly twenty years as Chief Financial Officer. Ms. Doi joined Toyota in 2000 as Vice President, Corporate Controller and her responsibilities continued to expand upon her elevation to Chief Financial Officer in 2003. She currently serves on the board of Pentair plc and as an independent trustee of SunAmerica Series Trust and Season Series Trust. Ms. Doi served on the board of City National Bank, a Royal Bank of Canada Company, from 2016 to 2021, and on the Federal Reserve Bank of San Francisco Economic Advisory Council from 2009 to 2016.

Qualifications, Skills and Expertise

Ms. Doi has extensive executive experience, including in corporate finance, general management, strategic planning, operations, risk, enterprise systems, consumer focus, business analytics and transformation, with a multinational corporation operating in a complex industry. Ms. Doi also has experience with cybersecurity and technology matters.

Vicky B. Gregg

Cofounder/Partner Guidon Partners LLC Retired Chief Executive Officer Blue Cross and Blue Shield of Tennessee Age: 71 Director since: 2014
Ms. Gregg is a cofounder/partner of Guidon Partners LLC. She retired as Chief Executive Officer of Blue Cross Blue Shield of Tennessee in 2012. Prior to becoming Chief Executive Officer in 2003, Ms. Gregg served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg served as a member of the U.S. National Institutes of Health Commission on Systemic Interoperability. She currently serves on the boards of Acadia Healthcare Company, Inc., Erlanger Health System and the Electric Power Board of Chattanooga, as well as the boards of several private companies, including MyEyeDr. Previously, Ms. Gregg served on several boards, including TeamHealth Holdings, Inc., then a public company, from 2013 to 2017 and First Horizon Corporation from 2011 to 2015. She has also served as Chair of America’s Health Insurance Plans, as a member of the BlueCross BlueShield Association, as Chair of the Board of the National Institute for Healthcare Management, and as a member of the Healthcare Leadership Council.

Qualifications, Skills and Expertise

Ms. Gregg has extensive executive and advisory experience, including in general management and strategic planning, with a range of health care organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing nurse.

2026 Proxy Statement	3

Wright L. Lassiter III

Chief Executive Officer Common Spirit Health Age: 62 Director since: 2020
In August 2022, Mr. Lassiter became Chief Executive Officer of CommonSpirit Health, one of the country’s largest and most diverse health care organizations, with more than 2,300 care sites across 24 states. Prior to joining CommonSpirit Health, he was President and Chief Executive Officer of Henry Ford Health System in Detroit, Michigan from December 2014 to 2022. Prior to that, he was Chief Executive Officer of Alameda Health System in Oakland, California from 2005 to 2014. Mr. Lassiter currently serves on the board of Fortive Corporation and is the Chair of the American Hospital Association. Previously he served on the boards of DT Midstream, Inc. from 2021 to 2023 and Henry Ford Health System and as Vice Chair for the Federal Reserve Bank of Chicago.

Qualifications, Skills and Expertise

Mr. Lassiter has extensive executive experience in the U.S. healthcare system, including in governance, strategic planning, market expansion, mergers and acquisitions, performance improvement and corporate turnaround.

Timothy L. Main

Non-Executive Chairman WNS (Holdings) Limited Age: 68 Director since: 2014
Mr. Main has been the Non-Executive Chairman of WNS (Holdings) Limited since September 2021. From 2000 until 2013 he was the Chief Executive Officer, and from 2013 until 2021 the non-executive Chairman of the Board, of Jabil, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. As Chief Executive Officer, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly five-fold to reach $17 billion in 2012, and expanding in Asia and other emerging markets.

Qualifications, Skills and Expertise

Mr. Main has extensive executive experience, including in capital markets, technology, operations, corporate governance, strategic planning and general management in a complex global industry. Mr. Main also has experience with cybersecurity and technology matters.

2026 Proxy Statement	4

Denise M. Morrison

Founder, Denise Morrison & Associates, LLC Retired President and Chief Executive Officer Campbell Soup Company Age: 72 Director since: 2019
Ms. Morrison is the founder of Denise Morrison & Associates, LLC, a consulting firm. She retired in 2018 as the President and Chief Executive Officer of Campbell Soup Company. Ms. Morrison joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, she held executive management positions at Kraft Foods, Inc. from 2001 to 2003. Ms. Morrison is a director of MetLife, Inc. and Visa, Inc. and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a Trustee Associate for Boston College, Enterprise Executive Sponsorship Council for Bank of America and the Advisory Council for Just Capital. Ms. Morrison previously served on the Advisory Board for Tufts Friedman School of Nutrition Science and Policy; the New Jersey Restart and Recovery Commission; President Trump’s Manufacturing Jobs Initiative; and President Obama’s Export Council.

Qualifications, Skills and Expertise

Ms. Morrison has extensive executive experience, including in consumer focus, corporate governance, general management and strategic planning, operations and marketing, with multinational corporations operating in consumer-focused, regulated industries. Ms. Morrison also has experience with cybersecurity and technology matters.

Gary M. Pfeiffer

Retired Senior Vice President and CFO E.I. du Pont de Nemours and Company Age: 76 Director since: 2004
Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer served as a director of Internap Corporation from 2007 to 2020, TerraVia Holdings, Inc. from 2014 to 2017 and Talbots, Inc. from 2005 to 2012. He served as the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, from 2012 to 2016.

Qualifications, Skills and Expertise

Mr. Pfeiffer has extensive executive experience, including in capital markets, corporate finance, accounting, international operations, general management, and strategic planning, with a multinational corporation operating in complex industries. Mr. Pfeiffer also has experience with cybersecurity and technology matters.

2026 Proxy Statement	5

Timothy M. Ring

Retired Chairman and Chief Executive Officer C. R. Bard, Inc. Age: 68 Director since: 2011
Mr. Ring is our Lead Independent Director. He retired in 2017 as Chairman and Chief Executive Officer of C. R. Bard, Inc., positions in which he had served since 2003. Mr. Ring is a director of Becton, Dickinson and Company, and was director of C. R. Bard, Inc. from 2003 to 2017 and of CIT Group Inc. from 2005 to 2009. He is a co-founder of TeamFund, Inc., an impact fund and non-profit focused on delivering medical technology to Sub-Saharan Africa and India.

Qualifications, Skills and Expertise

Mr. Ring has extensive executive experience, including in corporate governance, strategic planning and international operations, with a multinational corporation operating in the healthcare industry. Mr. Ring also has experience with cybersecurity and technology matters.

Timothy C. Wentworth

Retired Chief Executive Officer, Walgreens Boots Alliance, Inc. Age: 65 Director since: 2026
Mr. Wentworth retired as Chief Executive Officer of Walgreens Boots Alliance, Inc. in 2025 where he served since 2023. Prior to joining Walgreens Boots Alliance, he was the Chief Executive Officer of Evernorth Health Services from 2020 to 2021, the health services segment of The Cigna Group, where he oversaw pharmacy benefit management, specialty pharmacy and healthcare delivery operations. Mr. Wentworth previously served in various leadership positions at Cigna Corporation, including President, Express Scripts and Health Services from 2018 to 2020. Prior to its acquisition by Cigna in 2018, Mr. Wentworth served in various leadership positions at Express Scripts, Inc. including as President and Chief Executive Officer from 2016 to 2018. Before joining Express Scripts in 2012, Mr. Wentworth served in leadership positions at Mary Kay, Inc. and PepsiCo, Inc.

Qualifications, Skills and Expertise

Mr. Wentworth has extensive expertise in healthcare, including with health plans and in the pharmacy space, and with consumers, as well as supply chain, information technology and human resources. He has extensive executive experience in operations, general management and strategic planning with large, complex organizations operating in the healthcare industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

2026 Proxy Statement	6

Governance Practices

The Board believes that good corporate governance, designed to protect and enhance stockholder value, is important. The Company has strong corporate governance structures, processes, policies and practices. We engage with our stockholders and listen to their concerns. Our Board benefits from knowledgeable independent directors.

The Board has adopted Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines no less frequently than annually, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Ethics are published on our website at www.QuestDiagnostics.com. The information on or accessible through our website is not incorporated by reference in this proxy statement.

Corporate Governance Highlights
Board Practice
Commitment to board refreshment – eleven new directors since 2014, including with significant CEO experience
10 of 11 director nominees are independent (Mr. Davis, our Chairman, CEO and President, is our only non-independent director)
Cybersecurity Committee of the Board since 2019
Annual election of entire board
Majority voting standard for director elections
Annual assessment of Board and Committee structure and performance
Lead Independent Director with clearly defined role and robust responsibilities
Regular executive sessions for independent directors only, presided over by Lead Independent Director
Independent directors receive a majority of their annual compensation in equity to further align their interests with our stockholders’ interests
Committee assignments are regularly reviewed for optimization
Annual reviews of succession planning and development of management personnel

Stockholder Matters
Proxy access right for stockholders
Right to request that the Company call a special meeting of stockholders
Right to act by written consent
No “poison pill” stockholders’ rights plan
No supermajority voting requirements
Annual say-on-pay vote
Active stockholder engagement

Procedural Best Practices
Committees report on their activities to the Board at each Board meeting
Director education programs conducted by third parties provided for our directors
Public disclosure of corporate political contributions policy and information regarding corporate political expenditures
Board materials provided to directors in advance of meetings to allow preparation for discussion of items
Board portal enhances the Board’s efficiency, access to information, security and communication
Independent directors have full and unrestricted access to officers and employees of the Company
Board and committees have access to and the authority to retain independent legal, financial or other advisors

2026 Proxy Statement	7

Corporate Responsibility

The Company and the Board take seriously the responsibility of corporate stewardship, which includes creating a healthier world and building value for all stakeholders. The Company has a deep commitment to its patients, employees, communities and the environment. The Company aims to do business in an environmentally sustainable, socially responsible manner and make a difference in the communities in which it operates. We maintain a Corporate Responsibility webpage, www.QuestDiagnostics.com/our-company/corporate-responsibility, that provides information about our corporate responsibility program, including our focus on community giving, governance and sustainability. The information on or accessible through our website is not incorporated by reference in this proxy statement.

Corporate Responsibility Highlights
Information Available on Our Corporate Responsibility Webpage www.QuestDiagnostics.com/our-company/corporate-responsibility

Corporate Responsibility Reports	Quest Diagnostics Foundation
Information about our corporate political contributions	Sustainability
Community giving
Corporate responsibility resources
Governance, ethics, and values

Creating a Healthier World, Building Value for Stakeholders, and Creating an Inspiring Workplace

Approximately 70% of employees globally are women

Initiatives to conserve resources and minimize the negative impact of our operations and facilities on the environment through pollution prevention, energy efficiency, fleet conservation, and strategic sourcing

Environment, Health and Safety program reduces risk of employee and patient injury
Patient Assistance Program tailors solutions for uninsured or underinsured patients based on individual circumstances
“Action with Integrity” Code of Ethics reflects the Company’s commitment to operate as a trustworthy, transparent and ethical organization
Collaborations with nonprofit organizations improve access to care through donated services, charitable giving, and thought leadership
We and the Quest Diagnostics Foundation launched a $100 million-plus initiative in 2020 to help reduce health disparities in underserved American communities
Employee volunteer program Quest Community Action Network, with chapters across the country, has helped raise awareness and funds for worthwhile causes

Support employee service with the Company’s Matching Gifts programs, which provide funds to hundreds of nonprofit organizations that share the Company’s commitment to empowering better health and fostering belonging, and the Employee Relief Fund, which was created to help charitable class member employees who are in need of immediate financial assistance following an unforeseen disaster or personal hardship

Named as one of Fortune’s World’s Most Admired Companies in 2026 for the twelfth consecutive year

Director Independence

The Board assesses the independence of each director annually, and of each director nominee, in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) listing standards. The independence guidelines in the Corporate Governance Guidelines are consistent with the independence requirements in the NYSE listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence.

All members of the Audit and Finance Committee, the Governance Committee, and the Compensation and Leadership Development Committee must be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines. Pursuant to the charters of the Audit and Finance Committee and the Compensation and Leadership Development Committee, respectively, members of these committees also must satisfy separate independence standards based on requirements of the Securities and Exchange Commission (“SEC”) and NYSE, respectively.

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The Board has determined that a substantial majority (10 of 11) of our director nominees are independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation and Leadership Development Committee, the Governance Committee, the Cybersecurity Committee and the Quality and Compliance Committee qualify as independent, including under the committee-specific independence requirements discussed above. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and each of the directors. The Board considered the ordinary course commercial relationships in the last three years between the Company and the entity of which Mr. Lassiter is an executive officer and determined that these relationships did not exceed the thresholds under the NYSE listing standards and did not otherwise impair Mr. Lassiter’s independence.

The Board has determined the following director nominees to be independent:

Robert B. Carter	Timothy L. Main
Luis A. Diaz, Jr., M.D.	Denise M. Morrison
Tracey C. Doi	Gary M. Pfeiffer
Vicky B. Gregg	Timothy M. Ring
Wright L. Lassiter III	Timothy Wentworth

Mr. Davis, who is the Company’s Chairman, Chief Executive Officer and President, is not independent.

Stockholder Access and Outreach

Stockholders and any other person may communicate with the Board by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director, or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. Communications received are reviewed by the Corporate Secretary and handled in accordance with protocols approved by the Governance Committee and forwarded to the intended directors as appropriate.

We have a program of ongoing dialogue with our investors and regularly reach out to large stockholders to listen to their concerns and to inform them about the Company. Our Board receives reports regarding these discussions. Over the past year, we reached out to stockholders holding approximately three-quarters of the Company’s outstanding common stock, and held discussions with those that accepted our invitation and others that reached out to us. These discussions addressed topics such as corporate governance, executive pay, company strategy, human capital and the Company’s corporate responsibility program. During these discussions, the Company had constructive dialogue with investors regarding its sustainability program and investors generally shared positive feedback regarding the Company’s structuring of and overall approach to corporate governance and executive pay, as well as the other topics discussed. Further, our Corporate Governance Guidelines publicly affirm the Board’s long-standing approach of being available for discussions with stockholders in appropriate circumstances.

The Audit and Finance Committee maintains a procedure whereby complaints and concerns with respect to accounting, internal controls and audit matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or audit matters are immediately forwarded to the Chair of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls, and financial irregularities (as well as compliance concerns on other laws, and other issues).

Our Corporate Governance Guidelines provide that directors are encouraged and expected to attend the Annual Meeting. All our directors then in office attended the 2025 annual stockholders meeting.

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Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, tenure, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of current directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs, Board succession planning considerations, and the overall composition of the Board, which includes an analysis of current directors’ skills and experience. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications for directors and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and considers whether a prospective nominee promotes a broad range of talent, skill, expertise, and experience. The Governance Committee does not assign specific weights to particular criteria, and nominees are not required to possess any particular attribute.

The key qualifications and other considerations for directors set forth in the Company’s Corporate Governance Guidelines are set forth below.

Key Qualifications and Other Considerations for Directors

•     Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership
•     Independence
•     Prior experience as a director or executive officer of a public company
•     Number of current board positions and other time commitments
•     Overall range of skills, experience and seniority represented by the Board as a whole

•     Relevant experience such as:
o    Chief Executive Officer or Chief Operating Officer (or similar responsibilities), current or past
o    Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources
o    Medical practitioner and/or science and health thought leader

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In recruiting and selecting a Board candidate, as a supplement to the key qualifications and other considerations for director candidates outlined in the Corporate Governance Guidelines, the Governance Committee considers other important skills and professional experiences to determine whether a candidate has skills and experience well-suited for the expected needs of the Board, including whether their skills and experience complement those of the other Board members or nominees. The Governance Committee regularly reviews the Board’s composition to ensure that we continue to have the right mix of talent, skill, tenure, expertise, and experience reflected on the Board. Our Board’s membership represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as the fresh perspectives of newer directors.

The table below includes, for each director nominee, an illustrative, non-exhaustive listing of supplemental skills and experiences that the Board considered most relevant when nominating that nominee. Although a check mark indicates that the Board relied upon the specific skill or experience in making its decision, the absence of a check mark does not mean the nominee does not possess the specific skill or experience. The biographies beginning on page 1 provide more information on each nominee’s skills and experience. The table also provides self-identified demographic and tenure information regarding each nominee.

	Carter	Davis	Diaz	Doi	Gregg	Lassiter	Main	Morrison	Pfeiffer	Ring	Wentworth
Skills and Experience
Accounting/Finance
Advisory
Capital Markets
Consumer Focus
Corporate Governance
Cybersecurity/Technology
Executive Management
Healthcare
International
Operations
Medical/Science
Strategic Planning
Demographics
Race/Ethnicity
African American
Asian/Pacific Islander
Hispanic/Latino
White/Caucasian
Gender
Male
Female
Board Tenure
Years	2	4	3	5	12	6	12	7	22	14	<1

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The Board assesses the effectiveness of its process for nominating new director candidates each time a new director is nominated to join the Board.

Process for Nominating New Candidates for Director
Board identifies the need to add a new Board member
Governance Committee identifies, assesses, and ranks candidates
•     Seeks input from Board members
•     Considers recommendations submitted by other sources, including stockholders
•     Considers retaining third-party search firms to assist in identifying and evaluating candidates for nomination

Interview of candidates by
• Chairman and Chief Executive Officer • Lead Independent Director	• Other Board members • Members of senior management may also interview candidates
Governance Committee reassesses the candidates and makes recommendation to the Board
Board determines whether candidate is elected to the Board or is nominated for election by stockholders

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director or writing to the full Board or any independent Board member, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 72 for information regarding the process and deadline for stockholders to submit director nominations for the 2027 annual meeting of stockholders.

Board Committees

During 2025, the Board held nine meetings. In order to fulfil its responsibilities, the Board has delegated certain authority and responsibilities to each of its six standing committees, which are outlined below for each committee. As discussed under the heading “Board, Committee and CEO Evaluation Process” beginning on page 18, each committee reviews its own performance. In 2025, each nominee attended at least 75% of the meetings of the

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Board and the Board committees on which he or she served held during the period such nominee was in office. Any director may attend meetings of any committee of which the director is not a member.

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for shortly before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate. Set forth below is a brief description of each standing committee and its function, its membership and the number of meetings it held during 2025. Additional information about the committees can be found in their charters, which are available on our website at www.QuestDiagnostics.com.

Audit and Finance Committee

Number of 2025 Meetings: 9 Gary M. Pfeiffer (Chair) Robert B. Carter Tracey C. Doi Wright L. Lassiter, III Timothy L. Main
This committee:

•     Monitors the quality and integrity of the Company’s financial statements and related disclosures, including the Company’s disclosure controls and procedures and internal control over financial reporting.

•     Has direct responsibility for the appointment of the independent registered public accounting firm, as well as monitoring its qualifications, independence and performance, approving its compensation and pre-approving the services it performs.

•     Oversees the Company’s compliance with securities and accounting laws and regulations.

•     Oversees the internal audit function and review the audits performed internally and by the independent registered public accounting firm.

•     Has primary oversight responsibility for the Company’s enterprise risk management program.

•     Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting and audit matters, including critical accounting policies and judgments.

•     Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•     Reviews the Company’s insurance programs, including regarding cybersecurity.

•     Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or audit matters (and other issues).

•     Reviews and reports to the Board on the Company’s management of its financial resources.

The Board has determined that each of Ms. Doi and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. For a description of the experience of Ms. Doi and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

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Compensation and Leadership Development Committee

Number of 2025 Meetings: 6 Denise M. Morrison (Chair) Vicky B. Gregg Gary M. Pfeiffer Timothy M. Ring Timothy Wentworth
This committee:

•     In consultation with senior management of the Company, establishes the Company’s executive compensation philosophy.

•     Reports to the Board with respect to, and reviews and approves corporate goals and objectives relevant to, the compensation of the Chief Executive Officer, evaluates the performance of the Company’s Chief Executive Officer in light of those goals and objectives, and has the sole authority to determine and approve the compensation level of the Chief Executive Officer based on this evaluation.

•     Reports to the Board with respect to, and reviews, approves and oversees the implementation of, the total compensation package for the Company’s other executive leadership team members, including base salaries, annual incentives and equity-based compensation, perquisites, employment agreements, severance benefits and other special benefits. Reviews the results of the Chief Executive Officer’s evaluation of the performance of other executive leadership team members.

•     Reviews and approves the aggregate annual payouts under the Company’s management incentive plans and similar annual bonus programs that the Company establishes for or makes available to its employees.

•     Selects peer groups of companies for purposes of determining competitive compensation packages for executive leadership team members.

•     Annually reviews the compensation arrangements for the Company’s executive leadership team members to assess whether the arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•     Reviews and, if appropriate, approves or recommends to the Board that it approve compensation related proposals to be voted upon by stockholders. Considers the results of stockholder advisory votes on executive compensation matters and determines actions, if any, that may be warranted as result of any such vote.

•     Reviews and recommends to the Board the compensation of the Company’s non-employee directors, including as to equity-based compensation.

•     Reviews periodically and makes recommendations to the Board regarding any long-term incentive compensation or equity-based plans, programs or similar arrangements that the Company establishes for, and makes available to, its employees and consultants. Approves and recommends to the Board any material change to any existing equity-based compensation plan as may be required under NYSE listing standards. Performs other duties or responsibilities as expressly delegated to the committee by the Board or that are expressly allocated to the committee under any of the Company’s employee benefit plans.

•     Supports the Board in the Board’s succession planning for the Company’s Chief Executive Officer.

•     Oversees talent management, leadership development and succession planning for senior management other than the Chief Executive Officer, including other executive leadership team members.

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•     Provides oversight and exercises the responsibility it has under the Company’s incentive compensation recoupment policy.

•     Determines the Company’s stock ownership guidelines and oversees adherence to them.

•     Oversees disclosure of all compensation matters as required by SEC and NYSE rules. Reviews and discusses the Compensation Discussion and Analysis with management and, based on such review and discussion, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement.

For more information regarding the Company’s processes and procedures for executive compensation, including regarding the role of executive officers and compensation consultants in connection with determining or recommending executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 25.

Cybersecurity Committee

Number of 2025 Meetings: 5 Timothy L. Main (Chair) Robert B. Carter Luis A. Diaz, Jr. Denise M. Morrison
This committee:

•     Oversees the Company’s cybersecurity policies, plans, programs and practices and risks related to cybersecurity and data security.

•     Reviews the Company’s management of risks and compliance with legal and regulatory requirements and industry standards related to its information technology security systems and processes, and coordinates with the Audit and Finance Committee regarding the same.

Executive Committee

Number of 2025 Meetings: 0 Timothy M. Ring (Chair) James E. Davis Gary M. Pfeiffer
This committee:

•     May act for the Board, except with respect to certain major corporate matters such as mergers, the appointment of directors to fill vacancies, the removal of the Chief Executive Officer, amendment of the Company’s certificate of incorporation or by-laws, declaration of dividends and matters delegated to other Board committees.

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Governance Committee

Number of 2025 Meetings: 4 Timothy M. Ring (Chair) Vicky B. Gregg Timothy L. Main Denise M. Morrison Gary M. Pfeiffer
This committee:

•     Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership.
•     Reviews the structure of the Board, its committee structure and overall size.
•     Monitors developments in corporate governance.
•     Assists the Board in the oversight of corporate responsibility matters, including reviewing the Company’s overall corporate responsibility priorities, goals and strategies.
•     Reviews policies, programs and reports pertaining to environmental sustainability matters.
•     Reviews the Company’s Corporate Governance Guidelines annually and recommends to the Board such changes to the Guidelines, if any, as the committee may determine.
•     Recommends to the Board assignments of directors to Board committees.
•     Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.
•     Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.
•     Oversees the Board and each Board committee in their annual self- evaluation.
•     Oversees the Company’s engagement efforts with stockholders and other key stakeholders.

Quality and Compliance Committee

Number of 2025 Meetings: 5 Vicky B. Gregg (Chair) Luis A. Diaz, Jr. Tracey C. Doi Wright L. Lassiter, III Timothy Wentworth
This committee:

•     Reviews the adequacy and implementation status of the Company’s compliance program, including regarding billing compliance, fraud and abuse and privacy.

•     Reviews the Company’s policies, programs and performance relating to medical quality assurance.

•     Reviews the responsibilities, plans, results, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, the proposed audit plans and the summary of findings from compliance audits.

•     Reviews the Company’s policies, programs and performance relating to government affairs and corporate political contributions.

•     Reviews and concurs in the appointment, replacement, reassignment or dismissal of the Senior Vice President, Chief Compliance Officer and reviews any reports from that officer.

•     Reviews the significant reports to management or summaries thereof regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

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•     Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents and concerns and complaints regarding medical quality.

•     Monitors material legal matters and compliance with legal and regulatory requirements, and coordinates with the Audit and Finance Committee regarding the same.

Board Leadership Structure

At Quest Diagnostics, we recognize the importance of good corporate governance and value the leadership and input of the independent members of our Board. The Board believes that its leadership structure should be determined by what is in the best interest of the Company. The Board does not have a policy that requires the combination or separation of the Chair and Chief Executive Officer roles. The Board has revised its leadership structure from time to time and retains the flexibility to revise its leadership structure if, in the exercise of its fiduciary duties, the Board believes that such revision is appropriate. Currently, the roles of Board Chair and Chief Executive Officer are combined with James E. Davis. The Board believes that Mr. Davis’ long tenure with the Company in multiple roles and his extensive industry experience make him well-suited to facilitate the Board’s oversight of our operations, strategy and risk. In accordance with the Company’s Corporate Governance Guidelines, when the Board Chair is not an independent director, the independent directors designate a Lead Independent Director, who has a robust set of responsibilities set forth in our Corporate Governance Guidelines and described below under the heading “Principal Responsibilities of the Lead Independent Director,” and who assists with the administration and organization of the Board and facilitates the effective performance of its duties, including the activities of the independent directors. The independent directors have selected Timothy M. Ring to serve as Lead Independent Director.

Principal Responsibilities of the Lead Independent Director

•     Participates with the Chairman of the Board and Chief Executive Officer in the preparation of the agendas for Board meetings, and has the authority to call meetings of the independent directors

•     Serves as a member of the Board’s Executive Committee

•     Coordinates providing timely feedback from the directors to the Chairman of the Board

•    Presides over all executive sessions of the independent directors and all Board meetings in the absence of the Chairman of the Board

•     Takes a leading role in the process of evaluating the Board, and leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and President

•     Interviews candidates for the Board

•     Serves as the principal contact for stockholder communications with the independent directors

•     Monitors, and, if appropriate, discusses with the other independent directors, communications received from stockholders and others

We also have other mechanisms in place to promote the appropriate level of independence and oversight in Board decisions. See “Corporate Governance Highlights” on page 7.

Board Oversight of Company Culture and Human Capital

The Board is committed to fostering a strong culture of compliance and ethical conduct and has structured its committees and their activities to support its commitment. The Board supports management’s promotion of a corporate culture of integrity, ethical behavior and compliance with laws and regulations and efforts to ensure that the Company’s culture and its strategy are aligned. The Board expects all directors, as well as officers and employees, to conduct themselves in a manner consistent with our Code of Ethics and our values. The Board believes that a strong culture of integrity, ethics and compliance is fundamental to the conduct of the Company’s business, and is necessary for effective risk management, maintaining investor trust, and successful corporate governance.

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We have long strived to create an inspiring workplace, and this has driven our approach to human capital management. Effectively managing our human capital resources is a priority with key components that include culture, safety and well-being programs, employee engagement, and development and succession planning. Our Board actively engages in oversight of our human capital management, including by receiving management reports on key areas, strategies and initiatives. Additional information about our human capital management strategies and initiatives is available in our 2025 Annual Report on Form 10-K and our latest Corporate Responsibility Report, each of which is available on our website at www.QuestDiagnostics.com.

Board, Committee and CEO Evaluation Process

The Board annually conducts a self-evaluation of its performance and effectiveness. The charter of each standing committee of the Board, discussed under the heading “Board Committees” beginning on page 12, calls for the committee to conduct an annual self-evaluation of its performance, and report to the Board the results of the self-evaluation. The Governance Committee is tasked with establishing criteria and processes for and overseeing the annual self-evaluation of the Board and the committees. Each year, the Governance Committee discusses the appropriate approach for that year’s Board and committee evaluations.

Prior to the meeting at which each annual self-evaluation occurs, each member of the Board and the committees receive a discussion outline, which encourages the directors to consider the Board’s or committee’s structure, processes, overall effectiveness, and improvement since the previous year’s assessment. In addition, our General Counsel discusses individually with each director, and with members of our senior management, the self-evaluation items and compiles feedback received for discussion with the Lead Independent Director and the full Board. At the meeting, the Lead Independent Director or the committee chair, as applicable, leads a discussion guided by the outline provided, and the Board or committee, as applicable, identifies action items as well as items for further review.

Periodically, the Board engages an independent consultant to assist with the evaluation, including evaluating individual director performance. When the Board evaluates individual director performance, input from other directors and senior management is considered in a process that protects anonymity to ensure honest feedback. In these situations, the independent consultant and the Lead Independent Director together review the results of the individual director evaluations with the individual directors. The Lead Independent Director reviews the remaining items with the Board and assists the Board in identifying action items as well as items for further review.

In addition, the Compensation and Leadership Development Committee, pursuant to its charter, conducts an annual review of the Chief Executive Officer’s performance, receives input on the review from the Board, and reports the results of its review to the Board. Pursuant to our Corporate Governance Guidelines, the Board, led by the Lead Independent Director, reviews the Compensation and Leadership Development Committee’s report in order to ensure that the Chief Executive Officer is providing the necessary leadership for the Company in light of the Company’s current and longer-term goals. The Board then provides feedback to the Chief Executive Officer regarding his performance.

Board Role in Risk Oversight

The Board and its committees play an active role in overseeing the Company’s key risks. As highlighted in the table below, the Board has delegated primary responsibility for overseeing our enterprise risk management program to the Audit and Finance Committee, and has assigned oversight of specific risks to the Board committee with the appropriate subject matter responsibility, as set forth in the committee charters. The Board has also considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for risk management, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. This program includes a formal continuous process that identifies, assesses, mitigates and manages the risks from both internal and external conditions that could significantly impact the Company and influence its business strategy and performance. The program is designed to focus on the Company’s key risk types, which are: operational, financial, legal and compliance, and strategic. As part of our program, the Board and its committees receive updates and training from internal and external experts on topics that are relevant to overall risk management. The Company’s enterprise risk management program, including cybersecurity risk management and strategy, is discussed in the Company’s Annual Report on Form 10-K.

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Roles of the Board and its Committees in Risk Oversight

Board of Directors	Cybersecurity Committee
• Annually reviews our enterprise risk management program. • Receives regular updates from management and the Board’s committees regarding their activities with respect to the program.
•     Reviews risks and compliance with legal and regulatory requirements and industry standards related to our IT security systems and processes, including network security and data protection.
•     Reviews adequacy and effectiveness of our cybersecurity program and regularly receives reports from management on cybersecurity matters.

Audit and Finance Committee	Governance Committee
•     Has been delegated primary responsibility for overseeing our enterprise risk management program by the Board.
•     Receives regular updates from management regarding our enterprise risk management program, including with respect to business continuity.
•     Regularly oversees compliance with securities and accounting rules and regulations.

•     Reviews policies, programs and reports related to environmental sustainability matters.
•     Reviews the Company’s overall corporate responsibility program, including priorities, goals and strategies.
•     Receives regular reports from management regarding these topics.

Compensation and Leadership Development Committee	Quality and Compliance Committee
•     Annually reviews compensation arrangements for members of our executive leadership team (including the Chief Executive Officer) and non-employee directors.
•     Assesses whether such compensation arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•     Reviews the adequacy and effectiveness of our medical quality program.
•     Reviews the adequacy and effectiveness of policies and programs to ensure compliance with laws and regulations applicable to our business (other than with respect to securities and accounting).
•     Oversees and receives regular updates on data privacy.
•     Receives regular reports from management regarding these topics.

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Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer, which are reviewed by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, as described below. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the NYSE listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation and Leadership Development Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation and Leadership Development Committee.

During 2025, there were no related person transactions meeting the requirements for disclosure in this proxy statement.

Policies Regarding Insider Trading, Window Periods and Hedging and Pledging our Common Stock

The purchase, sale and other transactions in any of our securities by our directors, officers and employees, certain other related persons and by Quest Diagnostics are subject to an insider trading policy, which among other things, generally limits the purchase or sale of the Company’s securities by our directors and executive officers, as well as certain other employees, to permitted window periods (generally beginning on the business day following the issuance of our quarterly earnings releases and continuing until the end of the second month of the fiscal quarter). The insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. A copy of the Company’s insider trading policy is incorporated by reference in the Company’s Annual Report on Form 10-K for 2025 as Exhibit 19.1.

Our directors and executive officers are prohibited from pledging the Company’s common stock to secure a loan and from holding such stock in a margin account. Our directors and employees, including executive officers, are prohibited from entering into transactions or purchasing financial instruments that are expected to hedge or offset, or designed to hedge or offset, a decline in our common stock price, including, but not limited to, the use of financial derivatives (including, for example, prepaid forward contracts, equity swaps, collars, puts and calls or exchange funds). Our directors and employees, including executive officers, also are prohibited from entering into transactions (including, for example, short sales) that establish downside price protection for our common stock.

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2025 Director Compensation Table

Director Compensation Program for 2025. The following table sets forth the 2025 compensation of our non-employee directors then in office. No changes to our director compensation program were made in 2025. Mr. Davis, who served as an employee director during 2025, received no additional compensation in 2025 for serving as director. None of our non-employee directors receives any consulting or other non-director fees from the Company.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Robert B. Carter	115,000	209,917	324,917
Luis A. Diaz, Jr.	115,000	209,917	324,917
Tracey C. Doi	115,000	209,917	324,917
Vicky B. Gregg	135,000	209,917	344,917
Wright L. Lassiter III	115,000	209,917	324,917
Timothy L. Main	130,000	209,917	339,917
Denise M. Morrison	135,000	209,917	344,917
Gary M. Pfeiffer	140,000	209,917	349,917
Timothy M. Ring	170,000	209,917	379,917

(1)
Represents the aggregate grant date fair values of the awards. Each of our non-employee directors then in office received a single award of 1,203 RSUs. RSUs reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2025, each non-employee director in office during 2025 held the number of RSUs set forth beside his or her name below.

Mr. Carter	1,203	Mr. Main	1,660
Dr. Diaz	1,660	Ms. Morrison	4,169
Ms. Doi	6,549	Mr. Pfeiffer	29,441
Ms. Gregg	1,660	Mr. Ring	29,856
Mr. Lassiter	7,624

(2)	No stock options were awarded to our non-employee directors during 2025. As of the date hereof, no non-employee directors in office held any stock options.

Annual Cash Retainer Fees. In 2025, our non-employee directors received an annual cash retainer fee. In addition, directors who served as Lead Independent Director and committee chairs each received an additional fee for such service. All such cash retainer fees were paid at annual rates as set forth in the table below.

	Members	Chair
Board of Directors	• $115,000, payable in quarterly installments of $28,750	• $40,000 (Lead Independent Director)
Audit and Finance Committee	• N/A	• $25,000
Compensation and Leadership Development Committee	• N/A	• $20,000
Governance Committee	• N/A	• $15,000
Quality and Compliance Committee	• N/A	• $20,000
Executive Committee	• N/A	• N/A
Cybersecurity Committee	• N/A	• $15,000

Equity Awards. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant to each non-employee director, on the date of the annual stockholders meeting, of stock options and stock awards covering shares of common stock having an aggregate value on the date of grant not exceeding $500,000. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated equity award, in such proportions as the Board may determine. Beginning with awards granted in 2024, annual option grants become exercisable, and annual RSUs generally vest and convert to shares of our common stock, fully on the first anniversary of the grant date, regardless of whether the non-employee director remains a director. The Director Plan also permits the Board to grant to any non-employee director an equity award for any special service as a director (e.g., service on a special purpose committee). Special service equity awards shall not exceed the grant date value of the annual equity award granted to each non-employee director at the most recent annual meeting of stockholders. The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates.

2026 Proxy Statement	21

For 2025, the Board fixed the value of the annual equity award to non-employee directors at $210,000 and determined that the award would be delivered entirely in the form of RSUs. The 2025 award was granted effective May 15, 2025, with each non-employee director then in service receiving an award of 1,203 RSUs.

A non-employee director may elect to receive annual retainer fees in stock awards in lieu of cash. The number of shares issued in lieu of cash for the retainer fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made.

Opportunity to Defer Compensation. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. If a director specifies a deferral date that is prior to the director’s termination of service, the payout will occur or commence, as applicable, upon termination of service as a director. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at a rate in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2026. After considering the recommendation of the Compensation and Leadership Development Committee, which acted after receiving input from its independent compensation consultant, Semler Brossy, and after discussing various alternatives, the Board approved changes to the compensation structure for its members, effective January 1, 2026. The changes included an increase to the annual cash retainer fee to $125,000 and an increase to the annual equity award to $220,000.

Stock Ownership Information

We encourage our directors, officers, and employees to own our common stock, which aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers, requiring Board members to own shares of our common stock equal in value to five times the annual Board member cash retainer amount. Until a director satisfies the minimum shareholding requirement, directors are required to maintain 75% of net shares received from vesting of RSUs and from the exercise of options. For purposes of determining whether a director has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 25.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer, and (4) all directors, nominees and named executive officers as a group. Information in the table regarding the Company’s directors, nominees and executive officers is provided as of March 6, 2026.

Name	Number of Shares Beneficially Owned	Percentage of Class
BlackRock, Inc. (1)	9,308,815	8.4
T. Rowe Price Associates, Inc. (2)	7,209,622	6.5

(1)
The business address of BlackRock, Inc. (“Blackrock”) is 50 Hudson Yards, New York, New York 10001. Blackrock has sole voting power with respect to 8,599,228 of these shares, sole dispositive power with respect to 9,308,815 of these shares, and no shared voting or dispositive power with respect to these shares. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on April 17, 2025.

(2)
The business address of T. Rowe Price Associates, Inc. (“T-Rowe”) is 1307 Point Street, Baltimore, Maryland 21231. T-Rowe has sole voting power with respect to 7,006,583 of these shares, sole dispositive power with respect to 7,194,697 of these shares, and no shared voting or dispositive power with respect to these shares. The ownership information is based on the information contained on a Schedule 13G/A filed by T-Rowe with the SEC on August 14, 2025.

2026 Proxy Statement	22

Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying RSUs(4)
Named Executive Officers Currently Employed
James E. Davis	107,050	382,447	489,497	35,374
Sam A. Samad	24,452	59,298	83,750	8,817
Catherine T. Doherty	64,940	69,834	134,774	6,683
Michael E. Prevoznik	38,739	74,740	113,479	4,556
Karthik Kuppusamy	10,928	29,867	40,795	4,529
Directors and Nominees
Robert B. Carter	1,502	-	1,502	1,203
Luis A. Diaz, Jr.	2,394	-	2,394	1,660
Tracey C. Doi	-	-	-	6,578
Vicky B. Gregg	15,445	-	15,445	1,660
Wright L. Lassiter III	1,502	-	1,502	7,851
Timothy L. Main	24,637	-	24,637	1,660
Denise M. Morrison	6,580	-	6,580	5,336
Gary M. Pfeiffer	-	-	-	29,565
Timothy M. Ring	-	-	-	46,449
All directors, nominees and executive officers currently employed as a group (16 persons)	317,522	658,087	975,609	169,360

(1)	Each person has sole voting power and sole dispositive power.

(2)
Includes shares of common stock which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan (the “Employee Plan”) or the Director Plan, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 6, 2026.

(3)
Each named executive officer, director and nominee beneficially owned less than 1% of the shares of common stock outstanding. All directors, nominees and named executive officers as a group beneficially owned less than 1% of the shares of common stock outstanding.

(4)
Shares of common stock corresponding to RSUs reported in this column are not considered beneficially owned under SEC rules and are not included in the total column in this table. This column also includes phantom stock units held by directors under the Deferred Compensation Plan for Non-Employee Directors.

2026 Proxy Statement	23

INFORMATION REGARDING EXECUTIVE COMPENSATION

Proposal No. 2 — Advisory Resolution to Approve Executive Officer Compensation

The Board of Directors recommends that you vote FOR approval of our 2025 executive compensation.

Section 14A of the Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance. As discussed in “Compensation Discussion and Analysis” below, our executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interests of our stockholders and to support the Company’s long- and short-term business goals. Our program reflects many “best practices,” and our executive compensation structure and levels in 2025 clearly demonstrate our commitment to aligning pay and performance.

Advisory Vote. This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2027 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation and Leadership Development Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation and Leadership Development Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2026 Proxy Statement	24

Compensation Discussion and Analysis

Executive Summary

Introduction

This Compensation Discussion and Analysis describes our fiscal year 2025 executive compensation programs and the compensation awarded to our named executive officers. The Compensation and Leadership Development Committee (the “Committee”) determined 2025 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance, the competitive market for executive talent, and the current environment in the healthcare industry, including in diagnostic information services. We believe that our executive compensation structure, compensation opportunity levels, and pay outcomes in 2025 reflect our firm commitment to the core principles of our executive compensation philosophy, which is designed to motivate leaders, and to align pay with performance, the Company’s financial results and the interests of stockholders and stakeholders. Our named executive officers are listed below.

Officer	Title
James E. Davis	Chairman, Chief Executive Officer, and President
Sam A. Samad	Executive Vice President, Chief Financial Officer
Catherine T. Doherty	Executive Vice President, Regional Businesses
Michael E. Prevoznik	Senior Vice President, General Counsel
Karthik Kuppusamy, Ph.D.	Senior Vice President, Clinical Solutions

2025 Company Performance

In 2025, we continued to execute our strategic priorities and delivered strong financial and operational results. We produced almost 12% revenue growth, expanded profitability, generated significant cash flow, and made substantial progress in innovation and customer-centric offerings. We also maintained disciplined capital allocation and increased returns to stockholders.

2025 Financial Highlights

Results
Reported:
Net revenues	$11.04BB
Operating income as a percentage of net revenues	14.1%
Diluted earnings per share (“EPS”)	$8.75
Cash provided by operations	$1.89BB

Adjusted:
Operating income as a percentage of net revenues	15.9%
Diluted EPS	$9.85

Adjusted operating income as a percentage of net revenues and adjusted diluted EPS are non-GAAP financial measures. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

2026 Proxy Statement	25

The following table highlights our strategic progress during 2025.

Summary Highlights of 2025 Progress
Leveraging our Capabilities and Collaborating
•     We maintained health plan access to more than 90% of U.S. insured lives and expanded access in new geographies, including through collaborations with Elevance Health and Sentara Health Plans, effective January 1, 2025.
•     We continued to work with health systems to help them execute their lab strategy. In 2025, our Collaborative Lab Solutions (“Co-Lab Solutions”) offering generated approximately $800 million in revenues and management fees supporting hospitals in the operation of their own labs. We also began providing co-lab solutions for Corewell Health, a leading health system in Michigan, which is our largest Co-Lab Solutions implementation to date.
•     In Advanced Diagnostics, we added category-defining innovations to our portfolio, including a new Quest AD-Detect blood test for aiding the diagnosis of Alzheimer’s disease, long-read gene sequencing to identify the cause of ataxia movement disorders, and HPV self-collection options for cervical cancer screening. In 2025, certain Advanced Diagnostics test offerings within five clinical areas – oncology, cardiometabolic and endocrine, brain health, autoimmune, women’s health and genetics – generated over $1 billion in revenues in 2025, reflecting double-digit revenue growth.

•     In 2023, we acquired Haystack Oncology, Inc., a cancer testing company that developed a highly sensitive testing technology for detecting minimal- residual disease (“MRD”). In 2025, we secured U.S. Food and Drug Administration (“FDA”) breakthrough device designation for the Haystack MRD test for monitoring patients treated for solid-tumor cancers and formed collaborations with The University of Texas MD Anderson Cancer Center and Rutgers Cancer Institute, among others, to research and develop innovations for detecting early signs of cancer.
•     Our consumer-initiated testing service, QuestHealth.com, continued to generate strong growth in 2025. We expanded QuestHealth.com, to include over 150 tests and increased to more than 45 million the number of registered users in our MyQuest® health portal at the end of 2025. We also further advanced our position as the premier lab engine powering the wellness industry through new collaborations with top consumer wellness and wearables companies.
•     We scaled lab testing to deliver services for more than 200,000 patients at Fresenius Medical Care's dialysis centers in the United States while also adding leading water-purity testing capabilities to our menu.
•     We integrated eight acquisitions completed in 2024, providing the basis for growth in new geographies, including Canada.

2026 Proxy Statement	26

Continuous Improvement
•     We significantly improved our employee retention rates across multiple job categories as a result of our continued focus on improving workforce engagement.

•     We delivered 3% annual savings and productivity improvements through our Invigorate cost excellence program.

•     We expanded our use of AI to continue to help drive innovation and operational efficiency. For example, in 2025, we initiated or expanded our use of AI and automation in several areas, ranging from digital cytology, microbiology, parasitology and digital pathology. We also advanced our use of automation in front-end specimen processing and labelling in six of our labs, freeing more of our processors to focus on higher-order work.

•     We continued to leverage automation and AI to improve productivity and quality across our entire value chain, not just in the laboratory.  We deployed AI to reduce denials and patient concessions, support logistics route optimization to speed specimen transport, and enhance the digital experience. In 2025, we announced a collaboration with Google to use Google Cloud's data analytics and generative AI to help us streamline our data management, improve data analytics, and personalize the experiences we deliver to patients, providers, and other customers.

•     We formed a first-of-its-kind collaboration with Epic to be our technology partner for Project Nova, our multi-year order-to-cash transformation project designed to streamline systems and improve customer experiences, regardless of the electronic health record they use, leading to smarter, simpler testing.

Disciplined Capital Deployment
•     In February 2026, we announced the fifteenth increase in our quarterly cash dividend since the beginning of 2012, increasing the dividend by approximately 7.5%, from $0.80 per share of common stock to $0.86 per share.
•     We repurchased over $450 million of our common stock in 2025.

•     Since the beginning of 2012 through the end of 2025, we have returned approximately $11.7 billion to stockholders: $8.1 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $3.6 billion through dividends.

Incentive Compensation Outcomes and Alignment with Performance

The Committee’s approach to annual incentive compensation generally has been to tie annual incentive compensation to key operating goals and to establish targets that are challenging, yet achievable. The average 2025 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 116% of target, after the application of individual performance modifiers.

Payout on performance share awards for the three-year performance period ended December 31, 2025 was 154% of target. The following table summarizes annual incentive and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2025	116 (average)	154
Performance period ended December 31, 2024	97 (average)	157

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Our total shareholder return (“TSR”) for recent periods, relative to relevant publicly-traded comparator groups, is set forth below.

	1-year TSR (%) (2025)	3-year TSR (%) (2023-25)	5-year TSR (%) (2021-25)
Quest Diagnostics Incorporated	17.2%	17.8%	60.7%
Compensation Peer Group Median	(1.7)%	(6.3)%	(0.5)%
S&P 500 Index	17.9%	86.1%	96.1%
S&P 500 Health Care Industry Index	14.6%	20.0%	48.4%

The TSR shown combines stock price appreciation and reinvestment of dividends paid during the relevant performance period, thereby taking into consideration the effect of divergent dividend policies.

Taken in the aggregate, the results of our annual and long-term incentive programs demonstrate that compensation has been sensitive to Company performance.

2025 Compensation Program Changes

To better align our executive compensation with our strategy of profitable growth, the Committee updated the 2025 Senior Management Incentive Plan (the “SMIP”) in February 2025. The updated performance weightings are: Adjusted Diluted EPS (45%), Revenues (35%), and an Operational Scorecard (20%). Furthermore, to ensure a focus on earnings, the payout for Revenues is capped at 100% of the target if the Adjusted Diluted EPS payout is below 90% of its target. The cap on the payout for the Operational Scorecard (at 125% of target) was also modified to be dependent upon the Adjusted Diluted EPS payout level (applicable if payout is below 90% of target), whereas it was previously aligned to the payout on the Revenue metric. In addition, the Committee reestablished the level of payout at 100% of target for performance at target level across all metrics.

Executive Compensation Philosophy

Core Principles of Our Executive Compensation Philosophy

•	Effectively align executive interests with the interests of stakeholders with performance measured against TSR and key financial and operational metrics;

•	Utilize performance-based metrics, with the majority of compensation at risk;

•	Motivate executives to achieve results that appropriately balance short-term operating goals and long-term stockholder value creation;

•	Support our long-term business strategy and financial objectives;

•	Set performance targets that are challenging, yet achievable, in the context of both our strategic plan and market and healthcare industry conditions;

•	Balance driving performance without encouraging excessive risk-taking;

•	Attract, motivate, reward and retain talented executives; and

•
Target total compensation levels in the context of peer group and market data, as well as consideration of individual executives’ performance, tenure, industry expertise, breadth of responsibilities and succession planning.

2026 Proxy Statement	28

The principal components of compensation for our named executive officers are discussed in the following table.

Component	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Annual Cash Incentive	Cash (Variable)	Rewards achievement of overall corporate financial and, to a lesser extent, non-financial results for the most recently completed fiscal year; may also reward achievement of individual results
Long-Term Incentive	Equity Awards (Variable)	Provides meaningful alignment with long-term financial and strategic growth goals that drive stockholder value creation and support the Company’s talent retention strategy

Our program is designed to align executive compensation with the Company’s performance. The Committee has built a strong foundation for our executive compensation program and has taken numerous steps over time to structure the program to align pay with performance. We focus on aligning the annual results of our executive compensation program with the compensation of our other employees eligible for annual incentive compensation. Our long-term awards provide a strong link with stockholder interests in performance against important long-term goals and help attract and retain critical employee talent. We believe that a balanced compensation program that encourages a long-term focus supports sustained long-term corporate performance.

As shown in the chart below, the bulk of our senior executives’ compensation is performance based and variable in nature (approximately 92% for our CEO and an average of 81% for our other named executive officers in 2025). The chart reflects the target direct compensation for our named executive officers in effect at the end of 2025 and excludes the value of other benefits and perquisites.

2026 Proxy Statement	29

The chart on the right shows the mix of our 2025 long-term incentive equity awards for executive officers, consisting of performance shares, stock options, and RSUs. The Committee annually grants equity awards to a significant number of eligible employees under the Employee Plan. These awards may include performance shares, stock options and/or RSUs, and are designed to foster an alignment of stockholder interests with a broader group of employees, to incentivize these employees to continue to perform at a high level and to promote a culture of employee ownership. Additionally, a significant number of employees at all levels of the Company own our common stock through our Employee Stock Purchase Plan, under which employees may purchase our common stock at a discount, and our Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”).

None of our named executive officers has an employment agreement.

Best Practices

Our program reflects many best practices.

What We Do	What We Don’t Do

✓   Link executive pay with performance
✓   Maintain robust clawback policies, including a Dodd-Frank compliant clawback policy as well as an additional supplementary clawback policy
✓   Maintain share ownership and retention guidelines for executives and members of senior management
✓   Use three-year vesting for equity awards
✓   Measure performance for performance share awards over a single three-year performance period
✓   Provide for “double trigger” change-in-control vesting in equity awards: awards vest following a change in control only if the employee experiences a qualifying termination of employment
✓   Require a minimum vesting period of at least one year following grant (except for up to 5% of awards)
✓   Utilize an independent compensation consultant
✓   Conduct annual risk assessment of compensation plans
✓   Maintain an investor outreach program to incorporate feedback in our program
✓   Provide stockholders an annual “say on pay” vote
✓   Evaluate management succession and leadership development efforts on an ongoing basis

    No excise tax gross-ups upon a change in control
    No supplemental pension benefits for executives
    No “single-trigger” vesting in connection with a change in control for equity awards
    No hedging or pledging or speculative transactions in our securities by directors and executive officers
    No repricing or buyouts of equity awards without stockholder approval
    No excessive perquisites
    No payment of dividends or dividend equivalents on performance shares
    No encouraging imprudent risk taking
    No employment agreements for executive officers

2026 Proxy Statement	30

Independent Compensation Consultant

The Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to assist it in carrying out its responsibilities beginning in February 2019. In November 2024, to gain a fresh perspective, the Committee initiated a Request for Proposal (“RFP”) process to select a new compensation consultant. In July 2025, at the conclusion of the RFP process, the Committee selected Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its new independent compensation consultant. The following table provides information regarding the Committee’s independent compensation consultant.

Independent Compensation Consultant

•	Reports directly to, and is directly accountable to, the Committee, which has sole authority to retain and terminate it, at Company expense.
•	The Committee determined that each of Pearl Meyer and Semler Brossy is independent in accordance with SEC and NYSE rules and that there are no conflicts of interest.

What They Do
✓    Provide analyses and information regarding the three-year realizable pay of the Company’s executive officers and the three-year stockholder returns of the peer group
✓    Advise on the design of our executive compensation programs to ensure appropriate linkage between pay and performance
✓   Provide related executive compensation advice and services to the Committee (e.g., advice regarding compensation peer group)

✓    Provide analyses and information regarding market practices and trends in executive and non-employee director compensation for companies in our peer group and more broadly
✓    Periodically participate in private sessions of the Committee (without Company employees present)
✓    Periodically meet with the Committee’s Chair to discuss compensation matters
✓    Avoid ties to management that could jeopardize their fully independent status

Say on Pay, Stockholder Outreach, and Feedback

At the Company’s 2025 annual meeting of stockholders, approximately 91% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. We continued to monitor market practices and trends and to engage with our investors. As part of our program of ongoing dialogue with our investors (see “Stockholder Access and Outreach” beginning on page 9), during the past year we held discussions regarding our executive compensation program. Investors generally shared positive feedback regarding the Company’s structuring of, and overall approach to, executive pay. The Committee also received advice from its independent compensation consultant and considered management recommendations based on the Company’s strategic direction. Insights gained from these efforts, including the investor feedback, were considered by the Committee when taking action on the Company’s compensation programs.

Setting Executive Compensation

The Committee establishes the Company’s executive compensation philosophy, oversees our executive compensation program and regularly monitors our executive compensation programs to ensure adherence to our philosophy and compliance with applicable guidelines and policies. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and her staff, as well as by the Committee’s independent compensation consultant.

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee the individual compensation for executive officers, other than himself. These recommendations are based on market data and an assessment of both Company and individual performance. The Chief Executive Officer also recommends incentive compensation performance measures for executive officers, other than himself, to align compensation with our corporate objectives. At the Committee’s request, he is present during the portions of Committee meetings in which compensation regarding the named executive officers, other than himself, is reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation and does not participate in portions of Committee meetings when his compensation is reviewed and decided.

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For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, but excluding broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports its compensation determinations to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s independent compensation consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior-year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and any other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including in connection with a change in control.

Peer Group

The compensation targets for, and compensation earned by, each named executive officer are reviewed relative to market data for comparable positions in a peer group where available. In 2025, the Committee reviewed the Company’s peer group and, after considering input from the independent compensation consultant, did not make any changes. The peer group currently consists of the following 14 companies, which generally are in the healthcare services, equipment and distribution industries.

• Agilent Technologies, Inc.	• Illumina, Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Becton, Dickinson and Company	• Owens & Minor, Inc.*
• Boston Scientific Corporation	• Revvity, Inc.
• DaVita Inc.	• Stryker Corporation
• Henry Schein, Inc.	• Tenet Healthcare Corporation
• Hologic, Inc.	• Zimmer Biomet Holdings, Inc.

* Owens & Minor, Inc. was acquired as of December 31, 2025.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group. The Committee also considers broader healthcare industry survey data. Our practice is to target total direct compensation (including base salary, annual cash incentive targets and long-term incentive awards) competitive with market median, depending upon the named executive officer’s responsibilities, expertise and experience, along with consideration given to both individual and Company performance.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. When setting each participant’s target annual compensation package, the grant date values of prior equity awards are considered, but realized or unrealized gains from prior equity awards are not taken into account.

For 2025, the target total direct compensation, on average, for our named executive officers, was within a competitive range of the peer group median.

2026 Proxy Statement	32

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group after considering other individual-specific factors. Based on an assessment of each named executive officer’s position, performance, scope of responsibility, current salary level, and compensation for market comparable roles, the Committee determined the 2025 base salary rates, including adjustments, set forth in the following table.

	Increase in Base Salary Rate (%)	2025 Base Salary Rate ($)
James E. Davis	-	1,250,000
Sam A. Samad	3.70	700,000
Catherine T. Doherty	4.00	650,000
Michael E. Prevoznik	-	550,000
Karthik Kuppusamy	4.55	575,000

Annual Cash Incentive Compensation

Introduction

Our annual cash incentives reward the achievement of annual performance goals, including operating and strategic goals (both financial and non-financial). Annual cash incentive payments to our named executive officers are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee sets performance goals with targets based on the Company’s operating plan and aligned with our strategy; non-financial goals may be objective or subjective in nature.

The Committee’s approach to annual incentive compensation generally has been to:

•	Tie annual incentive compensation to key operating goals;
•	Establish targets that are challenging, yet achievable; and
•	Provide for a maximum payout of 200% of target upon achievement of extraordinary performance.

The following table sets forth, for each of the past five years, the average annual cash incentive payments as compared to target for the named executive officers for that year. The Committee believes that these results demonstrate that annual incentive compensation has been sensitive to Company performance.

Year	Average Incentive Payment as Compared to Target (%)
2021	145
2022*	131
2023	78
2024	97
2025	116

*	Excludes one former named executive officer who forfeited their annual incentive payment upon resignation.

Annual Incentive Compensation Goals for 2025

For 2025, we paid annual incentive compensation under the SMIP to all the named executive officers. The Committee determined the incentive target for annual incentive compensation for each named executive officer, after considering the factors discussed above.

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For each named executive officer, the threshold, target and maximum performance criteria were established with payout opportunities set at one-quarter (25%), one-times (100%), and two-times (200%) the target incentive, respectively. For non-discretionary goals, rewards for performance levels between threshold, target and maximum were interpolated. Performance below threshold results in zero payout for that goal.

The Committee may adjust performance measures based on objective criteria to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently provided incentives to avoid taking actions that are in the long-term interest of the Company and its stockholders.

For 2025, annual cash incentive payouts for the named executive officers were based on performance measured against both financial and non-financial goals, the relative weightings for which were determined by the Committee based upon their determination of the relative importance of each measure. Each of the named executive officers was aligned to the same goals and the same weightings.

Weight (%)	Measure/Objective
45	Adjusted Diluted EPS
35	Revenues
20	Non-financial goals: patient experience, employee experience and community impact

The principal financial goals related to achieving budget targets for Adjusted Diluted EPS and revenues. The financial goals were weighted heavily, as compared to non-financial goals, in order to provide a meaningful incentive for management to generate profitable growth. In order to further emphasize the Company’s strategy of generating profitable growth, the Committee increased the relative weighting of Adjusted Diluted EPS from 40% to 45% and decreased the relative weighting of Revenues from 40% to 35%.

The non-financial goals were assigned an overall weighting of 20%, which was the same as the weighting for 2024. The non-financial goals included quantitative metrics related to patient experience and employee experience, as well as both quantitative and qualitative assessments of the Company’s progress in 2025 toward meeting long-term community impact goals.

The patient experience and employee experience goals were included to drive operational excellence, to improve the customer experience and to focus on improving employee engagement and reducing turnover, all of which position the Company for future growth. The quantitative patient experience goals are comprised of medical quality measures such as tests not performed and revised reports, service quality measures such as patient service center wait time and testing turn-around times, and customer satisfaction survey results. Quantitative employee experience goals included engagement survey and employee turnover metrics. These are included because higher employee engagement and lower turnover are key to accelerating growth and delivering a better customer experience.

For 2025, the quantitative and qualitative goals tied to community impact measured annual progress toward meeting long-term goals in healthcare access, environmental sustainability, and other corporate responsibility areas. These goals were designed to align executive compensation with the Company’s community impact strategies, which are integral to our long-term business success.

The Committee also determined that, in addition to the factors identified above, the annual incentive compensation of each executive officer was subject to a potential modification of up to 10% (positive or negative) of her or his annual incentive payout based on her or his individual performance (including the performance of the portions of the business for which the person had responsibility). The Committee determined that after the end of 2025, it would review each executive’s individual performance and determine the modification to the annual incentive payout, if any.

The Committee further determined that, unless the Company achieved a performance level against its Adjusted Diluted EPS metric that would result in a payout exceeding 90% of target for the metric, payout on the non-financial goals (patient experience/employee experience/community impact) would be capped at 125% of target. The Committee also determined that, unless the Company achieved a performance level against its Adjusted Diluted EPS metric that would result in a payout exceeding 90% of target for the metric, payout on the Revenues target would be capped at 100% of target. In addition, the Committee reestablished the level of payout at 100% of target for performance at target level across all metrics compared to 90% of target in 2024.

2026 Proxy Statement	34

Annual Incentive Compensation Determinations for 2025

After the conclusion of 2025, and following deliberation on each of the items below, the Committee determined annual incentive compensation for 2025. The following table shows the financial goals, the relative weight allocated to each, results and resulting payout factors for 2025.

Weight (%)	Measure/Objective	Threshold ($)	Target ($)	Max ($)	Results ($)	Weighted Payout Factor %
45	Adjusted Diluted EPS	9.09	9.80	10.58	9.85	47.7
35	Revenues	10,464MM	10,900MM	11,445MM	11,035MM	43.8

The Committee made the following determinations regarding other goals.

•
Non-financial goals. Performance in respect of the quantitative patient experience and employee experience goals was 112.0% of target. With respect to the qualitative assessment of progress in 2025 toward meeting the long-term community impact goals, the Committee assessed overall performance at target. Based on the quantitative and qualitative assessments made by the Committee, the overall weighted payout factor for the non-financial goals was 22.4%.

Taking into account the weighted payout factors for each of the financial measures and the overall weighted payout factor for the non-financial goals, the calculated payout factor for the SMIP was 113.9%.

After assessing the individual performance of each named executive officer, the Committee determined not to modify their annual incentive payouts for 2025, except for Ms. Doherty’s and Mr. Kuppusamy’s awards. Based on its assessment, the Committee determined to apply a positive modifier of 5% to Ms. Doherty’s incentive payout, which reflected the Committee’s evaluation of a number of factors, including strong performance among the regional operations and the successful integration of acquired businesses. Based on its assessment, the Committee determined to apply a positive modifier of 5% to Mr. Kuppusamy’s incentive payout, which reflected the Committee’s evaluation of a number of factors, including his oversight of LifeLabs, significant growth in our Neurology, Infectious Disease and Cardiometabolic businesses, and his assumption of the Oncology business and R&D. After giving effect to the positive modifiers for Ms. Doherty and Mr. Kuppusamy, the average 2025 annual incentive payout for our named executive officers on our annual cash incentives under the SMIP was 116.1% of target.

The following table shows the weighted payout factors for the goals and the total resulting payout factor for 2025 for all named executive officers, except Ms. Doherty and Mr. Kuppusamy.

Weight (%)	Measure/Objective	Weighted Payout Factor %
45	Adjusted Diluted EPS	47.7
35	Revenues	43.8
20	Non-financial goals	22.4
	Total	113.9

The total payout factor for Ms. Doherty and Mr. Kuppusamy was 119.5% (reflecting the 5% modifier awarded based on the results of the Committee’s assessment of their individual performances).

2026 Proxy Statement	35

From time to time, the Committee adjusts the Company’s financial results based on objective criteria for purposes of calculating performance under the SMIP. Set forth in the following table are items, identified by the Committee, for which it may make adjustments. As a matter of policy, the Committee seeks to apply these principles consistently from year to year.

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments to Determine “As Adjusted” Results
• Gains and losses from the sale of a business	• Material legal settlements

• Charges related to the impairment of goodwill or intangible assets	• Excess income tax benefits related to stock-based compensation

• Charges related to reorganization and restructuring programs	• Cumulative or one-time effect from accounting changes

• Charges related to the acquisition or integration of a company or business	• Effects of changes in tax laws or the rate on deferred tax assets and liabilities

•     Items included in or excluded from ordinary income (including significant unusual or infrequently occurring items) or described in Management’s Discussion and Analysis of Financial Performance included in the Company’s Annual Report on Form 10-K or unusual gains or losses which would otherwise materially distort the underlying financial performance of the Company (e.g., material impacts from foreign currency rates, force majeure, other disasters or regulatory changes)

The Committee may make adjustments based on these items because:

•	These items may be outside the control of participants and could create “windfall” benefits or undue penalties (for example, changes in tax laws or accounting standards); and

•
Impact from these items could distract management from focusing on operating performance by penalizing participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) that might, in the short term, negatively impact a performance measure.

In accordance with this policy, the Committee made the adjustments set forth in the table below to the Company’s diluted EPS for fiscal year 2025 for purposes of calculating performance under the SMIP.

Items Adjusted for in 2025 Annual Incentive Calculations

Diluted EPS ($)
Diluted EPS, as reported	$ 8.75
Restructuring and integration charges	0.39
Change in fair value of contingent consideration	(0.09)
Other charges	0.34
Other gains	(0.36)
Excess tax benefits related to stock-based compensation	(0.16)
Gains on investments	(0.03)
Amortization expense	1.01
Total adjustments	$ 1.10
Adjusted Diluted EPS for external reporting purposes and incentive purposes	$ 9.85

2026 Proxy Statement	36

The adjustments made by the Committee were approved by the Audit and Finance Committee and are the same as those disclosed when reporting our 2025 financial performance in our quarterly earnings press releases.

For 2025, the target incentives and payouts for the named executive officers are summarized in the following table. Under the SMIP, annual incentive compensation payments generally are calculated based on salary actually paid and accordingly reflect changes in salary rate during the year.

	2025 Target Incentive as a % of Salary	2025 Actual Payment as a % of Target	2025 Actual Payment as a % of Salary	2025 Actual Payment ($)
James E. Davis	155	113.9	176.5	2,205,844
Sam A. Samad	90	113.9	102.5	710,358
Catherine T. Doherty	80	119.5	95.6	615,184
Michael E. Prevoznik	70	113.9	79.7	438,323
Karthik Kuppusamy	70	119.5	83.7	475,526

Had the Committee not made the adjustments to diluted EPS discussed above, which would have included capping the Revenue payout at 100% of target, the payouts would have been:

	2025 Payment as a % of Target	2025 Payment as a % of Salary	2025 Payment ($)
James E. Davis	57.4	89.0	1,112,125
Sam A. Samad	57.4	51.7	358,143
Catherine T. Doherty	60.3	48.2	310,159
Michael E. Prevoznik	57.4	40.2	220,990
Karthik Kuppusamy	60.3	42.2	239,747

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments for Compensation Purposes Only

From time to time, the Committee may adjust the Company’s results for compensation purposes only. The impact of significant or material transactions and events not originally contemplated in financial targets reflected in annual budgets and/or three-year financial plans (e.g., significant acquisitions or dispositions of businesses or changes in government regulations which impact annual revenues and/or profitability by greater than $100 million), where such plans serve, among other purposes, as a basis for target setting for compensation purposes, so as not to either significantly over- or under-compensate management for transactions or events not originally contemplated. No such adjustments were made in 2025 for the SMIP.

2025 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2025 were consistent with the objectives of our executive compensation program.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;
•	Provide long-term compensation opportunities consistent with market practice;
•	Incentivize and reward long-term value creation; and
•	Support management retention.

2026 Proxy Statement	37

To achieve these objectives, we award long-term incentives to our named executive officers annually in the form of equity awards. The following table shows the awards that we issued in 2025:

Component	Weight (% of Award Value)	Time Horizon for Value Creation	Vesting	Purpose
				• Drive execution against key strategic and operating goals
Performance Shares	50	3 years	Performance-based 3-year cliff vesting	• Strengthen pay-for-performance alignment with stockholders
				• Reward sustained performance over the full performance period
				• Support retention through continued ownership opportunity
				• Reinforce focus on enhancing stockholder value
RSUs	25	3 years	In 1/3rd increments annually over 3 years

				• Focus executives on stock price growth and value creation
Stock Options	25	10 years	In 1/3rd increments annually over 3 years	• Provide leveraged upside tied directly to stockholder returns

The time horizons shown operate in conjunction with, and in addition to, our stock ownership and retention requirements.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, among other factors:

•	The value of similar incentive awards to executive officers in the peer group;
•	The executive’s scope of responsibility and experience, as well as market opportunities that may be available to the executive; and
•	The performance of the Company and the executive, and the executive’s contributions to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation and regularly monitors the use of equity compensation for executives and the Company on a holistic and competitive basis. The Committee believes that our equity awards, which emphasize performance shares for our named executive officers, reflect a focus on pay for performance and competitive considerations in support of our business strategy. The program also fosters the ownership culture that the Committee seeks to encourage among our employees.

Timing of Equity Awards

It has been the practice of the Committee to make annual equity grants at approximately the same time every year, which occurs shortly after we announce our prior year’s full-year earnings. The Committee does not take into account material non-public information in determining the timing and terms of equity-based awards, except that if we determine that we are in possession of material non-public information on an anticipated grant date, the Committee may delay the grant until a determination is made that we are no longer in possession of material non-public information. In addition, we do not schedule the disclosure of material non-public information for the purpose of affecting the value of executive compensation. During fiscal year 2025, none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8‑K that disclosed material non-public information, and ending one business day after the filing or furnishing of such reports.

Approach to Performance Share Awards

For each year since 2005, the Committee has included an annual grant of performance shares in the long-term incentive awards to certain of our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares have been generally based on a single three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are granted each year and, accordingly, participating named executive officers will participate in up to three overlapping performance periods during each year.

2026 Proxy Statement	38

For each performance share award, the Committee establishes base-year performance levels, target performance levels and the measurement period. When the Committee is determining the payout under the performance measure, it may adjust items in the Company’s operating results and base-year performance levels using objective criteria (generally under the same categories identified above in the discussion of annual incentive compensation, and for the same reasons). No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of two times (200%) the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance shares has been to establish targets that are challenging, yet achievable, and to provide that a maximum payout of 200% of target requires extraordinary performance. The Committee adopted the use of average return on invested capital (“ROIC”) and revenue compound annual growth rate (“CAGR”) as performance share metrics, along with relative TSR. ROIC is defined for purposes of performance shares as (i) net operating profit after tax (“NOPAT”) divided by (ii) the sum of average total debt and stockholders’ equity (Invested Capital). In addition to being well supported by our stockholders, the use of ROIC holds management accountable for efficient use of capital and further links executive compensation to value creation.

The following table sets forth the aggregate performance share payouts over the past five years, as compared to target, for the named executive officers then in office.

Performance Period	Year Paid	Performance Share Payout as Compared to Target (%)

2019 – 21	2022	200
2020 – 22	2023	196
2021 – 23	2024	186
2022 – 24	2025	157
2023 – 25	2026	154

The Committee believes that these results demonstrate that performance share payouts have been sensitive to Company performance.

Determination of 2022 Performance Shares

In February 2025, the Committee determined payment for performance shares awarded during February 2022. At the time of the initial grant of performance shares in February 2022, the Committee established base-year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s base revenue (i.e., excluding COVID-19 Revenue) CAGR (35% weight), the Company’s cumulative COVID-19 Revenue (15% weight), the Company’s average ROIC (30% weight) and relative TSR (20% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The performance measurement period was January 1, 2022 to December 31, 2024.

The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Revenue CAGR (%)	COVID-19 Net Revenue ($MM)	Average Adjusted ROIC (%)	Relative TSR (%) (2022-2024)

0.25	2.5	1,000	9.3	N/A
0.50	N/A	N/A	N/A	25th
1.00	4.9	1,427	10.2	50th
2.00	6.5	1,855	11	75th

2026 Proxy Statement	39

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 157% of target.

	Results* (% unless otherwise indicated)	Weighted Payout Factor (% unless otherwise indicated)

Base Revenue CAGR (35% weight)	6.0	59.7
Cumulative COVID-19 Revenue (15% weight)	$1,748MM	26.3
Average Adjusted ROIC (30% weight)	10.5	39.8
Relative TSR (20% weight)	63rd	30.7

* Excludes the impact of the acquisition of LifeLabs.

The following table shows the 2022 performance shares actually earned by each of the named executive officers.

2022 Performance Shares Earned

James E. Davis	61,917
Sam A. Samad	13,884
Catherine T. Doherty	10,380
Michael E. Prevoznik	8,549
Karthik Kuppusamy	4,434

The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2022	2023	2024	3 Year Average

ROIC %	11.7	10.0	9.6	10.5

In accordance with the Company’s policy, in determining the Company’s performance for purposes of performance shares, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate diluted EPS for purposes of the SMIP for the relevant year (other than amortization expense, which is not excluded for purposes of determining NOPAT). Additionally, adjustments were made to remove the effects of significant transactions not contemplated or completed at the time performance measures were set, as follows: the performance measures were adjusted to : (i) eliminate the impact of LifeLabs (including on Invested Capital) and (ii) adjust Invested Capital to eliminate the impact of the 2023 refinancing of the Company’s 4.25% Senior Notes due 2024 and the 2024 refinancing of the Company’s 3.50% Senior Notes due 2025. The Committee made these adjustments due to the size, nature and timing of the LifeLabs acquisition (and its impact on results and Invested Capital) and, for the Invested Capital adjustments, based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.

The impact of LifeLabs on 2024 Base Revenues was $241 million.

The adjustments made by the Committee had the effect of increasing ROIC for the performance period, which was more than offset by a decrease in Base Revenue CAGR resulting from adjustments made by the Committee for the performance period. The following table shows the performance levels for Base Revenue CAGR and ROIC during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)

Base Revenue Growth CAGR (%)	6.9	70.0
Average Adjusted ROIC (%)	10.2	30.5

As a result of these performance levels, the number of performance shares earned during the performance period would have been 158% of target, and the shares earned by each executive officer would have been greater those actually earned.

2026 Proxy Statement	40

Determination of 2023 Performance Shares

While the Company has historically disclosed the full measure of results for its performance shares in the proxy statement covering compensation for the year in which the determination of performance and the delivery of resulting shares have been made, management has elected to, in this proxy statement, also disclose the full results for the performance shares based on a performance period ending in the year for which executive compensation is being disclosed (i.e., 2025). Going forward, the disclosure of performance related to performance shares will be limited to the performance shares based on performance periods ending in the years for which compensation is being disclosed.  Management has elected to make this change in order to provide stakeholders with disclosure on a more timely manner, which also is a more prevalent market practice.

In February 2026, the Committee determined payment for performance shares awarded during 2023. At the time of the initial grant of performance shares in February 2023, the Committee established base-year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s revenue CAGR (50% weight), the Company’s average ROIC (30% weight) and relative TSR (20% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The measurement period was January 1, 2023, to December 31, 2025.
The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Revenue CAGR (%)	Average Adjusted ROIC (%)	Relative TSR (%) (2023-2025)

0.25	2.3	9.4	N/A
0.50	N/A	N/A	25th
1.00	4.6	10.3	50th
2.00	6.1	11.1	75th

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 154% of target.

	Results* (% unless otherwise indicated)	Weighted Payout Factor (% unless otherwise indicated)

Revenue CAGR	7.0	100.0
Average Adjusted ROIC	9.9	18.8
Relative TSR	69th	35.1

* Excludes the impact of the acquisition of LifeLabs.
The following table shows the 2023 performance shares actually earned by each of the named executive officers.

2023 Performance Shares Earned

James E. Davis	51,652
Sam A. Samad	13,947
Catherine T. Doherty	11,364
Michael E. Prevoznik	7,232
Karthik Kuppusamy	6,200

The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2023	2024	2025	3 Year Average

ROIC %	10.0	9.6	9.9	9.9

2026 Proxy Statement	41

In accordance with the Company’s policy, in determining the Company’s performance for purposes of performance shares, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate diluted EPS for purposes of the SMIP for the relevant year (other than amortization expense, which is not excluded for purposes of determining NOPAT). Additionally, adjustments were made to remove the effects of significant transactions not contemplated or completed at the time performance measures were set, as follows: the performance measures were adjusted to: (i) eliminate the impact of LifeLabs (including on Invested Capital) and (ii) adjust Invested Capital to eliminate the impact of the 2023 refinancing of the Company’s 4.25% Senior Notes due 2024 and the 2024 refinancing of the Company’s 3.50% Senior Notes due 2025. The Committee made these adjustments due to the size, nature and timing of the LifeLabs acquisition (and its impact on results and Invested Capital) and, for the Invested Capital adjustments, based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.
The impact of LifeLabs on 2025 Revenues was $722 million.
The adjustments made by the Committee had the effect of increasing ROIC for the performance period. The following table shows the performance levels for Revenue CAGR and ROIC during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)

Revenue Growth CAGR (%)	9.4	100.0
Average Adjusted ROIC (%)	9.4	8.0

As a result of these performance levels, the number of performance shares earned during the performance period would have been 143% of target, and the shares earned by each executive officer would have been greater than those actually earned.

2025 Equity Awards

In February 2025, the Committee awarded long-term compensation for 2025 to our Chief Executive Officer and the other named executive officers, resulting in the equity awards shown for them in the “2025 Summary Compensation Table” and the “2025 Grants of Plan-Based Awards Table” beginning on pages 46 and 48, respectively.
We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. We also continued to use RSUs as a component of our equity awards because they provide retention incentives under diverse scenarios. RSUs also foster an ownership culture, help motivate employees to perform across business cycles and are aligned with stockholder value creation.
The Committee also approved awards: (i) to our other more senior equity award recipients, consisting of the same mix of awards as those received by our named executive officers; and (ii) to less senior participants in the program, consisting solely of RSUs or a mix of stock options and RSUs. In addition, to increase the reach of the Company’s equity awards program and its benefits, and to enhance the competitiveness of the Company’s compensation program, the Committee continues to include director-level employees in the pool of employees receiving equity awards.
Since 2012, when we began issuing performance shares with performance metrics based on the Company’s average ROIC and revenue CAGR, it has been the Company’s practice to disclose the performance targets for these measures at the conclusion of the performance period, but not at the inception of the performance period. We believe that disclosure of average ROIC and revenue CAGR performance targets at the inception of a single three-year performance cycle could work to our competitive disadvantage. Our targets are linked to our budget and to forecasts and projections that we, like other companies with which we compete, do not routinely disclose publicly, or disclose only in general terms. If we were to disclose these targets, our competitors would gain an informational advantage that could enable competitors to anticipate our strategies and take steps to counter them. In this regard, we note that these performance metrics—average ROIC and revenue CAGR—are absolute, not relative to performance of other companies, and different from other measures that may not be as competitively sensitive. Thus, the Company currently believes that it is in the best interest of its stockholders to continue its practice of disclosing the performance targets relating to average ROIC and revenue CAGR at the conclusion of the performance period, but not at the inception of the performance period. We believe that these concerns do not apply at this time to our relative TSR performance metric. Accordingly, we disclose in our annual proxy statement, in the year of grant, the relative TSR performance metric for our performance share awards.
The relative TSR performance metric for our performance shares awarded in 2025 is set forth in the following table.

2026 Proxy Statement	42

Relative TSR* (20% weight)
Greater Than or Equal to 75th Percentile	2 x Target Performance Shares
Equal to 50th Percentile	1 x Target Performance Shares
Equal to 25th Percentile	0.5 x Target Performance Shares
Less Than 25th Percentile	0 % x Target Performance Shares

*
The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated. If the Company’s TSR for the performance period is negative, payout on Relative TSR is capped at 125%.

Other

Benefits

All eligible employees, including the named executive officers, are entitled to participate in the tax-qualified 401(k) Plan. All employees whose base salary exceeds a required threshold level, including the named executive officers, are entitled to participate in the non-qualified Supplemental Deferred Compensation Plan (“SDCP”). In the 401(k) Plan, participants may defer a portion of their eligible cash compensation up to limits established by law. The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2025 Nonqualified Deferred Compensation Table” on page 52.
As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans and the Employee Stock Purchase Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Perquisites & Executive Security

Perquisites represent a minor component of our executive compensation program. We provide perquisites that we believe are reasonable and competitive. In 2025, Mr. Davis had access to a Company driver, vehicle and aircraft for personal travel. Pursuant to an aircraft timesharing agreement approved by the Committee, Mr. Davis must reimburse the Company for its aggregate incremental cost arising out of personal use of Company aircraft after the aggregate incremental cost to the Company of personal use, in combination with the cost of Company-reimbursed driver and vehicle costs, exceeds a threshold amount in a year. These security measures are intended to ensure the safety of Mr. Davis and enhance his productivity, which the Board believes are in the best interest of the Company and our stockholders.
Named executive officers also are eligible for executive health physical exams and financial planning services. Named executive officers required to relocate upon hire or due to a change in work location are eligible for relocation benefits. Perquisites provided are disclosed in the “2025 Summary Compensation Table” beginning on page 46.

Severance

The Company’s Executive Officer Severance Plan (“Severance Plan”) covers the named executive officers. No named executive officer will receive any severance benefits solely as a result of a change in control. For additional information, see “2025 Potential Payments upon Termination or Change in Control” beginning on page 53. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following a termination of employment.

Recoupment Policies
In November 2023, the Committee adopted a recoupment policy (commonly known as a “clawback” policy) that is compliant with the new SEC and NYSE requirements under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, we maintain an Incentive Compensation Recoupment Policy (the “Policy”). The Policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the Policy, incentive compensation (including without limitation cash and equity awards (whether vested or unvested)) is subject to recoupment and recovery by the Company, including after an award has been settled or paid, if a performance measure considered by the Compensation and Leadership Development Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the Policy would apply.

2026 Proxy Statement	43

Risk Assessment
In August 2025, the Committee reviewed the compensation arrangements for the Company’s employees, including the Company’s executive officers, to assess whether the arrangements, individually or in combination, encourage risk taking that is reasonably likely to have a material adverse effect on the Company. In assessing the risk, the Committee considered plan designs, plan operation, plan controls, oversight and review, and competitive norms. In assessing the risk of plans that apply to our executive officers, the Committee also considered the risk guidelines suggested by the Center on Executive Compensation. The Committee concluded that the compensation arrangements for the Company’s employees, including the arrangements for the Company’s executive officers, do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Factors supporting this conclusion include the following: (i) by utilizing a variety of performance metrics in our incentive programs, we discourage excessive risk taking by removing the incentive to focus on a single performance goal to the detriment of the Company’s overall performance; (ii) under both the SMIP and our performance shares, payouts are capped at a maximum level, thereby reducing the risk that executives might be motivated to take excessive risk in order to attain excessively high performance in order to maximize payouts; (iii) we maintain a balance between short-term and long-term incentives; (iv) we maintain stock ownership and retention guidelines that are designed to incentivize our management team to focus on the Company’s long-term sustainable growth; (v) we maintain clawback policies, discussed above, designed to prevent misconduct relative to financial reporting; and (vi) the Committee discusses risk in connection with compensation for which it is responsible.
Share Ownership and Retention Guidelines

Since 2005 we have maintained common stock ownership and retention guidelines. Executives have five years from the time that they become executive officers to meet the ownership requirements. Our current guidelines are set forth in the following table.

Employee	Minimum Shareholding Requirement (X times base salary)

CEO	6X
Other Executive Officers	4X
Other executive leadership	3X or 1X, depending upon position

We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the employee’s base salary as of the first business day in April. For purposes of determining whether an employee has met the minimum shareholding requirements, we count shares subject to unvested RSUs but not shares subject to stock options or unvested performance shares.
Under the guidelines, an employee’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 50% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. As of April 1, 2026, each of our currently employed named executive officers is compliant with the guidelines.
The Committee periodically reviews these guidelines and may adjust them. Under our policy, if a named executive officer satisfies the minimum share ownership requirements in our guidelines, the Committee monitors future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjusts the minimum share ownership requirements or adds retention requirements.

2026 Proxy Statement	44

Policies Regarding Hedging or Pledging our Common Stock
Our directors and executive officers are prohibited from hedging the economic risk of owning our Common Stock. For information regarding our policies relating to directors, executive officers and other employees hedging or pledging the Company’s common stock, see “Policies Regarding Insider Trading, Window Periods and Hedging and Pledging our Common Stock” on page 20.
Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2025.
Compensation and Leadership Development Committee
Denise M. Morrison, Chair
Vicky B. Gregg
Gary M. Pfeiffer
Timothy M. Ring
Timothy C. Wentworth

2026 Proxy Statement	45

2025 Summary Compensation Table

This table summarizes the compensation for 2025 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

James E. Davis Chairman, Chief Executive Officer and President	2025	1,250,000	-	8,762,861	2,999,873	2,205,844	279,901	15,498,479
	2024	1,250,000	-	8,239,724	2,843,630	1,811,250	260,258	14,404,862
	2023	1,175,000	-	7,290,745	2,499,848	1,361,531	346,710	12,673,834
Sam A. Samad Executive Vice President and Chief Financial Officer	2025	693,269	-	2,190,967	749,742	710,358	82,805	4,427,141
	2024	668,269	-	2,028,350	699,881	580,993	90,971	4,068,464
	2023	650,000	-	1,968,594	674,882	451,913	229,725	3,975,114
Catherine T. Doherty Executive Vice President, Regional Businesses	2025	643,269	-	1,679,674	574,876	615,184	49,943	3,562,946
	2024	618,269	-	1,593,772	549,821	477,798	46,420	3,286,080
	2023	600,000	-	1,604,093	549,846	370,800	34,105	3,158,844
Michael E. Prevoznik Senior Vice President and General Counsel	2025	550,000	-	1,132,015	387,343	438,323	55,912	2,563,593
	2024	550,000	-	1,086,688	374,874	371,910	45,174	2,428,646
	2023	542,500	-	1,020,747	349,948	293,357	45,368	2,251,920
Karthik Kuppusamy Senior Vice President, Clinical Solutions	2025	568,269	-	1,095,483	374,893	475,526	65,652	2,579,823
	2024	543,269	-	978,040	337,359	367,359	51,664	2,277,691
	2023	512,500	-	875,090	299,811	290,991	36,813	2,015,205

(1)	Includes amounts deferred by named executive officers into the 401(k) Plan and the SDCP (see “2025 Nonqualified Deferred Compensation Table” on page 52).

(2)
Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2025, of the performance share awards and RSUs granted, in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). Performance shares are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column for 2025 would be for Mr. Davis, $14,525,692; for Mr. Samad, $3,631,802; for Ms. Doherty, $2,784,269; for Mr. Prevoznik, $1,876,401; and for Mr. Kuppusamy, $1,815,901.

(3)
Represents the aggregate grant date fair values of the awards, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2025, in accordance with ASC 718.

(4)
Represents payments of non-equity incentive plan compensation under the SMIP in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 25 for further information regarding the performance measures.

2026 Proxy Statement	46

(5)	All other compensation for 2025 consists of the following:

	Davis ($)		Samad ($)	Doherty ($)		Prevoznik ($)	Kuppusamy ($)

Matching contributions under the 401(k) Plan	17,500		17,500	17,490		17,500	16,096
Matching credits under SDCP	135,563		46,213	26,154		28,595	29,281
Personal ground transportation	11,745	(a)	-	-		-	-
Personal use of company aircraft	97,518	(b)	-	1,949	(b)	-	-
Executive physical	-		5,990	4,350		-	6,000
Tax and Financial Planning	17,575		13,102	-		9,817	14,275
Totals	279,901		82,805	49,943		55,912	65,652

(a)	Includes expenses attributable to personal use of driver services.

(b)
The value of the Company aircraft is based on the variable costs that the Company incurred in connection with flight activity and does not include the fixed costs of owning and operating the Company aircraft. The value was calculated based on the aggregate incremental cost to the Company of personal travel, including: landing, parking, and flight planning expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and labor per hour of flight; customs, foreign permits and similar fees; passenger ground transportation; and aircraft repositioning costs. The personal use of Company aircraft is consistent with, and pursuant to, policies approved by the Committee, including the personal use of Company aircraft by an executive for unusual circumstances as approved by the CEO.

2026 Proxy Statement	47

2025 Grants of Plan-Based Awards Table

This table provides information about plan-based awards granted in 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)

Davis	2/12/2025	484,375	1,937,500	3,875,000	2,543	33,901	67,802				164.35	5,762,831
	2/12/2025								69,633	165.30	164.35	2,999,873
	2/12/2025							18,149			164.35	3,000,030
Samad	2/12/2025	155,986	623,942	1,247,884	636	8,476	16,952				164.35	1,440,835
	2/12/2025								17,403	165.30	164.35	749,742
	2/12/2025							4,538			164.35	750,131
Doherty	2/12/2025	128,654	514,615	1,029,230	487	6,498	12,996				164.35	1,104,595
	2/12/2025								13,344	165.30	164.35	574,876
	2/12/2025							3,479			164.35	575,079
Prevoznik	2/12/2025	96,251	385,000	770,000	328	4,379	8,758				164.35	744,386
	2/12/2025								8,991	165.30	164.35	387,343
	2/12/2025							2,345			164.35	387,629
Kuppusamy	2/12/2025	99,448	397,788	795,577	318	4,238	8,476				164.35	720,418
	2/12/2025								8,702	165.30	164.35	374,893
	2/12/2025							2,269			164.35	375,066

(1)
Amounts in these columns represent the threshold, target, and maximum awards set for the 2025 SMIP. The actual amount of the non-equity plan awards paid is included in the “2025 Summary Compensation Table” beginning on page 46 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)
Amounts in these columns represent threshold, target, and maximum awards for performance shares granted in 2025; for threshold, assumes that minimum performance required for payout is achieved for the ROIC metric. The performance period for the performance shares granted during 2025 ends December 31, 2027. Dividends are not payable on performance shares. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 25.

(3)	Amounts represent the number of RSUs granted in 2025. RSUs vest one-third per year on each of the first three anniversaries of the grant date.

(4)	Amounts represent the number of options granted in 2025 under the Employee Long-Term Incentive Plan. Options vest one-third per year on each of the first three anniversaries of the grant date.

(5)	The exercise price is the average of the high and low sales price of the Company’s common stock on the date of grant.

(6)	Amounts represent the grant date fair market value of each award as determined pursuant to ASC 718.

Additional Information Regarding 2025 Summary Compensation and Grants of Plan-Based Awards Tables

Please see “Compensation Discussion and Analysis,” beginning on page 25, for additional information regarding: (i) the material terms of targets noted in the 2025 Summary Compensation Table; (ii) the amount of salary and bonus in proportion to total compensation; and (iii) our share ownership and retention guidelines. No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan or non-qualified supplemental defined benefit plan.

2026 Proxy Statement	48

Key Terms of Equity Awards Granted in 2025.

Annual Equity Awards. Performance shares, options and RSUs were awarded to the named executive officers in February 2025. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options and RSUs generally vest ratably over a three-year period and performance shares generally vest on February 12, 2028. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock.
In general, any awards of options, RSUs or performance shares that have not vested as of the date of an employee’s termination of employment are forfeited. In the event of termination due to death, disability or retirement, however, awards vest in full (provided that the retirement occurs after the one-year anniversary of the grant date). In the case of retirement, vested stock options remain exercisable for up to five years following retirement. In the event of involuntary termination without “cause” or as a result of a divestiture, the employee will vest in a pro rata number of performance shares based on the number of months in the performance period that have lapsed from the grant date to the termination date. Performance shares that vest in connection with termination of employment remain subject to the performance-vesting requirements based on Company performance during the performance period ending December 31, 2027 and are paid only at the end of the three-year performance period and only to the extent that the performance conditions have been satisfied. Retirement means the voluntary cessation of employment by the employee upon the attainment of age sixty (60) and the completion of not less than five (5) years of service with the Company; provided, however, that there is no basis for the Company to terminate the employment of the Employee for “cause” at the time of the employee’s voluntary cessation of employment. The definition of “cause” is provided under “2025 Potential Payments upon Termination or Change in Control” beginning on page 53).
In addition, the awards vest on an accelerated basis following a “change in control” only if, within two years after the change in control, the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (the definition of “good reason” is provided under “2025 Potential Payments upon Termination or Change in Control” beginning on page 53), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)
the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

2026 Proxy Statement	49

Outstanding Equity Awards at 2025 Fiscal Year-End

This table provides information regarding stock option and unvested stock awards held at December 31, 2025.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Davis	2/19/2018	48,555	-	$103.57	2/19/2028	-	-	-		-
	2/18/2019	60,450	-	$86.63	2/18/2029	-	-	-		-
	2/18/2020	40,120	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021	31,774	-	$121.81	2/17/2031	-	-	-		-
	2/24/2022	47,529	-	$127.73	2/24/2032	-	-	-		-
	2/23/2023	45,970	22,986	$143.33	2/23/2033	57,467	9,972,249	-		-
	2/14/2024	30,926	61,853	$127.81	2/14/2034	14,834	2,574,144	88,676	(3)	15,387,946
	2/12/2025	-	69,633	$165.30	2/12/2035	18,149	3,149,396	67,802	(4)	11,765,681
Samad	7/11/2022	19,658	-	$135.59	7/11/2032	-	-	-		-
	2/23/2023	12,410	6,206	$143.33	2/23/2033	15,517	2,692,665	-		-
	2/14/2024	7,611	15,224	$127.81	2/14/2034	3,652	633,732	21,828	(3)	3,787,813
	2/12/2025	-	17,403	$165.30	2/12/2035	4,538	787,479	16,952	(4)	2,941,681
Doherty	2/18/2020	26,165	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021	22,105	-	$121.81	2/17/2031	-	-	-		-
	2/24/2022	16,155	-	$127.73	2/24/2032	-	-	-		-
	2/23/2023	10,111	5,056	$143.33	2/23/2033	12,644	2,194,113	-		-
	2/14/2024	5,979	11,960	$127.81	2/14/2034	2,870	498,031	17,152	(3)	2,976,387
	2/12/2025	-	13,344	$165.30	2/12/2035	3,479	603,711	12,996	(4)	2,255,196
Prevoznik	2/18/2020	22,677	-	$112.17	2/18/2030	-	-	-		-
	2/17/2021	17,958	-	$121.81	2/17/2031	-	-	-		-
	2/24/2022	13,301	-	$127.73	2/24/2032	-	-	-		-
	2/23/2023	6,435	3,218	$143.33	2/23/2033	8,046	1,396,222	-		-
	2/14/2024	4,077	8,154	$127.81	2/14/2034	1,957	339,598	11,694	(3)	2,029,260
	2/12/2025	-	8,991	$165.30	2/12/2035	2,345	406,928	8,758	(4)	1,519,776
Kuppusamy	2/17/2021	4,827	-	$121.81	2/17/2031	-	-	-		-
	2/24/2022	3,320	-	$127.73	2/24/2032	-	-	-		-
	8/10/2022	3,212	-	$140.39	8/10/2032	-	-	-		-
	2/23/2023	5,513	2,757	$143.33	2/23/2033	6,898	1,197,010	-		-
	2/14/2024	3,669	7,338	$127.81	2/14/2034	1,761	305,586	10,526	(3)	1,826,577
	2/12/2025	-	8,702	$165.30	2/12/2035	2,269	393,740	8,476	(4)	1,470,840

(1)	Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following a termination of employment.

(2)
Represents RSUs awarded in 2025, 2024 and 2023, which generally vest one-third per year over three years. The grant date of February 23, 2023 also includes performance shares awarded in 2023 and earned based on the performance period that began January 1, 2023 and ended on December 31, 2025. The number of shares issuable pursuant to the awards was subject to service-based vesting through February 23, 2026. The performance shares earned by each named executive officer were as follows: Mr. Davis — 51,652 shares; Mr. Samad — 13,947 shares; Ms. Doherty — 11,364 shares; Mr. Prevoznik — 7,232 shares; and Mr. Kuppusamy — 6,200 shares.

(3)
Represents performance shares awarded in 2024 if performance were at maximum. The performance period began on January 1, 2024 and ends on December 31, 2026. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)
Represents performance shares awarded in 2025 if performance were at maximum. The performance period began on January 1, 2025 and ends on December 31, 2027. If the performance goals are met, awards are paid in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 25.

(5)	Represents fair market value of shares using the closing price on December 31, 2025 of $173.53.

2026 Proxy Statement	50

2025 Option Exercises and Stock Vested Table

This table provides information regarding stock option exercises during 2025, including the number of shares of common stock acquired upon exercise and the aggregate amount realized on each exercise. The table also provides information regarding RSUs that vested and were converted into shares during 2025 and performance share awards that were earned based on the performance period ending on December 31, 2024, and converted into shares during 2025, including the number of shares awarded and the value realized as of February 24, 2025 (the vesting date).

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Davis	55,093	(3)	5,312,128	(3)	30,474(1)	5,278,676(1)
					61,917(2)	10,757,460(2)
Samad	N/A		N/A		4,933(1)	839,306(1)
					13,884(2)	2,412,206(2)
Doherty	N/A		N/A		3,823(1)	655,884(1)
					10,380(2)	1,803,421(2)
Prevoznik	28,690	(3)	2,397,325	(3)	2,706(1)	464,579(1)
					8,549(2)	1,485,303(2)
Kuppusamy	8,269	(3)	534,466	(3)	4,801(1)	829,739(1)
					4,434(2)	770,363(2)

(1)	RSUs that vested and were converted to shares during 2025.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2024, and were determined and converted to shares during 2025.

(3)	Options that were exercised and were converted into shares in 2025.

2026 Proxy Statement	51

2025 Nonqualified Deferred Compensation Table

This table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2025 ($)(1)	Registrant Contributions in 2025 ($)(2)	Aggregate Earnings in 2025 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/25 ($)(4)

Davis	2,121,360	135,563	901,334	-	10,093,868
Samad	164,586	46,213	78,525	-	561,538
Doherty	104,615	26,154	637,668	-	5,041,081
Prevoznik	26,042	28,595	752,694	-	6,787,915
Kuppusamy	29,281	29,281	26,050	-	187,294

(1)
Amounts deferred at the election of the named executive officer. These amounts are included in the “2025 Summary Compensation Table” beginning on page 46 in 2025 salary and 2025 non-equity incentive plan compensation (payable in 2026).

(2)	Company matching credits. These amounts may differ from those shown in the column “All Other Compensation” in the “2025 Summary Compensation Table” beginning on page 46 due to timing differences.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2025 Summary Compensation Table.”

(4)
All amounts contributed by a named executive officer and by the Company in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2026 Proxy Statement	52

2025 Potential Payments Upon Termination or Change in Control

During 2025, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control” by the Company other than for “cause” and (2) after a “change in control” by the Company other than for “cause” or by the executive officer for “good reason.”
Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one time, rather than two times, annual base salary plus the annual target award of variable compensation. As of December 31, 2025, each of Mr. Davis and Mr. Prevoznik was a Schedule A participant and, each of Mr. Samad, Ms. Doherty and Mr. Kuppusamy was a Schedule B participant in the Severance Plan.
The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following a qualifying termination. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) Plan and the SDCP on behalf of the executive officer during the year preceding termination.
Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(K) plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2025” beginning on page 49.
The Severance Plan uses the following defined terms:

•
“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony or (6) being found liable in any SEC or other civil or criminal securities law action.

•
“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) a relocation more than 50 miles from the executive officer’s original location that increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2025” beginning on page 49).
Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” The following table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2025, on an involuntary termination not for “cause” and not in connection with a “change in control.” In calculating the value of accelerated vesting of equity awards, the table assumes the closing price of the Company’s common stock as of December 31, 2025, which was $173.53.

2026 Proxy Statement	53

Name	Cash Compensation ($)(1)	Accelerated Vesting of Performance Shares ($)(2)	Total ($)(3)

Davis	6,375,000	14,801,415	21,426,415
Samad	1,330,000	3,851,845	5,311,845
Doherty	1,170,000	3,085,190	4,365,190
Prevoznik	1,870,000	2,016,592	4,006,592
Kuppusamy	977,500	1,778,683	2,866,183

(1)
Represents two times or one time (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)
Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2025 (determined based on the number of months in the performance period). For awards granted in 2023, value is based upon actual performance for the performance period ended December 31, 2025. For awards granted in 2024 and 2025, value is based upon target performance.

(3)
Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Davis, $250,000; Mr. Samad, $130,000; Ms. Doherty, $110,000; Mr. Prevoznik, $120,000; and Mr. Kuppusamy, $110,000.

This table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2025, on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2025 termination date and the closing price of the Company’s common stock as of December 31, 2025, which was $173.53.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Total ($)(5, 6)

Davis	9,562,500	4,095,485	30,659,938	6,732,617	51,300,540
Samad	2,660,000	1,026,765	7,793,555	1,693,653	13,303,973
Doherty	2,340,000	809,383	6,153,890	1,323,860	10,737,133
Prevoznik	2,805,000	544,021	4,093,319	887,779	8,450,119
Kuppusamy	1,955,000	490,409	3,704,474	820,450	7,080,333

(1)
Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2025 but unpaid as of December 31, 2025 (the amount of the annual incentive compensation for 2025 is set forth in the “2025 Summary Compensation Table” beginning on page 46).

(2)	Represents the value of accelerated “in the money” stock options.

(3)
Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2025. For awards granted in 2023, value is based upon actual performance for the performance period ended December 31, 2025. For awards granted in 2024 and 2025, value is based upon the greater of (a) actual performance to date as if the applicable performance period had ended on December 31, 2025, or (b) target performance.

(4)	Represents the value of accelerated RSUs.

2026 Proxy Statement	54

(5)
Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Davis, $250,000; Mr. Samad, $130,000; Ms. Doherty, $110,000; Mr. Prevoznik, $120,000; and Mr. Kuppusamy, $110,000.

(6)
Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer had terminated by reason of death, disability or retirement on December 31, 2025, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts (or in the case of retirement, a lesser amount than) shown in the foregoing table, and with respect to stock options, an extended exercise period of up to five years from the date of retirement. In addition, assuming that performance shares earned are the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2025, and (ii) the target number of performance shares, the executive would have been entitled to accelerated vesting of performance shares in the same amount (or in the case of retirement, a lesser amount) shown in the table. Among our currently employed named executive officers, each of Mr. Davis, Ms. Doherty and Mr. Prevoznik would currently be eligible to receive retirement treatment in the event of her or his retirement (so long as there is no for “cause” basis for termination at such time).
The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2025” beginning on page 49. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2025 Nonqualified Deferred Compensation Table” on page 52.

Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO), as well as the ratio of this amount to the annual total compensation paid to our CEO. This ratio is an estimate calculated in accordance with SEC rules, which allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio reported by other companies may not be comparable to the ratio we report.
For 2025, the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO) was $56,427, and the annual total compensation of our CEO was $15,521,601, including, in each case, the cost of Company-paid broad-based benefits, including 401(k) and health, disability and life insurance. Therefore, our CEO to median identified employee pay ratio was estimated to be approximately 275 to 1.
In identifying the 2025 median employee, we used December 31, 2025, as our determination date and focused on our employee population as of that date. We considered the compensation of approximately 55,000 employees, including approximately 6,800 employees at LifeLabs, a Canadian subsidiary which we acquired in August 2024. Applying the 5% “De Minimis Exemption” permitted under SEC rules, we also excluded workers, representing approximately 2% of our 2025 workforce, located in the following countries (with the number of excluded employees set forth in parentheses following the country): India (333); Mexico (485); Finland (217); Canada (48); Brazil (6); Ireland (17); Germany (22); and China (2). Also excluded were nearly 180 employees from businesses Quest recently acquired, including University Hospitals and Spectra Laboratories. To identify our median employee, we used 2025 wages reported to the Internal Revenue Service (or to the Canada Revenue Agency for LifeLabs employees), annualized for employees who were employed on December 31, 2025, but did not work for us for all of 2025.

2026 Proxy Statement	55

Equity Compensation Plan Information

This table provides information as of December 31, 2025 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity compensation plans approved by security holders
Employee Long-Term Incentive Plan(1)	4,701,829	(4)	121.09	7,891,823	(6)(7)
Long-Term Incentive Plan for Non-Employee Directors(2)	84,279	(5)	N/A	88,688
Employee Stock Purchase Plan	-		N/A	2,589,402	(8)
Equity compensation plans not approved by security holders(3)	-		N/A	-
Total	4,786,108		121.09	10,569,913

(1)
Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and RSUs to be settled by the delivery of shares of common stock (or the value thereof).

(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

(3)
The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.

(4)
Includes 3,337,098 options, 544,284 RSUs and 820,447 performance shares (assumes that performance shares for the performance period ended December 31, 2025 are based on shares actually earned and that performance shares for periods ending subsequent to December 31, 2025 are earned at the maximum rather than the target amount). If performance shares for periods ending subsequent to December 31, 2025 were earned at target rather than the maximum amount, the number of performance shares would be 513,882.

(5)	Includes 84,279 RSUs.

(6)	Assumes that performance shares are earned at the maximum rather than the target amount.

(7)
Awards of stock options and stock appreciation rights reduce the number of shares available for grant by one share for every share subject to the award. Awards of restricted shares, RSUs and performance shares reduce the number of shares available for grant by 2.65 shares for every one share or unit granted. Thus, if future awards under the Employee Long-Term Incentive Plan consisted exclusively of RSUs and performance shares, awards covering a maximum of 2,978,047 shares could be granted.

(8)	After giving effect to shares issued in January 2026 for the December 2025 payroll under the Employee Stock Purchase Plan.

2026 Proxy Statement	56

Pay Versus Performance

Below is information about the relationship between executive compensation actually paid to our named executive officers and our financial performance. This information is prepared in accordance with SEC rules and may be different from the compensation information presented above and does not represent the actual amounts earned or realized by our named executive officers. For purposes of the Peer Group TSR column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2025 Annual Report on Form 10-K.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO	Compensation Actually Paid to Second PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in millions)	Adjusted Diluted Earnings Per Share*
2025	$15,498,479	N/A	$26,510,389	N/A	$3,283,376	$5,184,332	$160.65	$148.37	$1,046	$9.85
2024	$14,404,862	N/A	$24,275,465	N/A	$3,015,220	$4,660,134	$137.07	$129.48	$921	$8.93
2023	$12,673,834	N/A	$9,436,647	N/A	$2,850,271	$1,985,608	$122.64	$126.22	$908	$8.71
2022	$15,678,164	$11,883,027	$9,817,267	$12,708,474	$3,386,412	$291,674	$136.34	$123.67	$1,015	$9.95
2021	$14,557,818	N/A	$49,248,658	N/A	$3,431,291	$10,580,653	$147.86	$126.13	$2,080	$14.24

*	Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

The following table sets forth, for each year reported in the Pay Versus Performance Table, the principal executive officer or principal executive officers included in the Pay Versus Performance Table and the adjustments (i.e., amounts deducted and added) made to each principal executive officer’s Summary Compensation Table Total to determine the Compensation Actually Paid to each principal executive officer. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the Compensation Actually Paid to each principal executive officer is the same as set forth in footnote 3 to the “2025 Summary Compensation Table” (see page 46).

2026 Proxy Statement	57

Year	PEO	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid

2025	James E. Davis
$8,762,861 of stock awards and $2,999,873 of option awards was subtracted and replaced with:

•     $13,420,513 representing year end fair value of stock and option awards granted in 2025 that remained unvested and outstanding at the end of 2025;

•     $6,540,953 representing the change in fair value as of the end of 2025 (from the end of the prior fiscal year) of stock and option awards granted prior to 2025 that remained unvested and outstanding at the end of 2025;

•     $2,648,169, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2025 that vested in 2025, and

•     $165,009, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2024	James E. Davis
$8,239,724 of stock awards and $2,843,630 of option awards was subtracted and replaced with:

•     $16,427,092 representing year end fair value of stock and option awards granted in 2024 that remained unvested and outstanding at the end of 2024;

•     $5,095,869 representing the change in fair value as of the end of 2024 (from the end of the prior fiscal year) of stock and option awards granted prior to 2024 that remained unvested and outstanding at the end of 2024;

•     $(712,315), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2024 that vested in 2024, and

•     $143,311, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2023	James E. Davis
$7,290,745 of stock awards and $2,499,848 of option awards was subtracted and replaced with:

•     $9,387,056, representing year end fair value of stock and option awards granted in 2023 that remained unvested and outstanding at the end of 2023;

•     $(2,419,477) representing the change in fair value as of the end of 2023 (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that remained unvested and outstanding at the end of 2023;

•     $(518,557), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that vested in 2023, and

•     $104,386, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

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2022	Stephen H. Rusckowski
$8,350,579 of stock awards and $2,874,884 of option awards was subtracted and replaced with:

•     $17,879,280, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

•     $(3,439,186) representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

•     $(9,191,272), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022, and

•     $115,743, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

James E. Davis
$8,542,446 of stock awards and $1,249,946 of option awards was subtracted and replaced with:
•     $13,893,488, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;
•     $(757,182), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;
•     $(2,556,979), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022; and
•     $38,512, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year

2021	Stephen H. Rusckowski
$7,631,057 of stock awards and $2,624,978 of option awards was subtracted and replaced with:
•     $23,985,936, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;
•     $19,873,591, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;
•     $979,266, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and
•     $108,082, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2026 Proxy Statement	59

The following table sets forth, for each year reported in the Pay Versus Performance Table, the named executive officers (other than the principal executive officer) included in the calculation of the average Compensation Actually Paid to non-principal executive officer named executive officers and the adjustments (i.e., amounts deducted and added) made to the Summary Compensation Table Total of the relevant named executive officers to determine the average Compensation Actually Paid to the relevant named executive officers. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the average Compensation Actually Paid to the named executive officers is the same as set forth in footnote 3 to the “2025 Summary Compensation Table” (see page 46).

Year	Other NEOs	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid

2025	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Karthik Kuppusamy
$1,524,535 of stock awards and $521,714 of option awards was subtracted and replaced with:

•     $2,334,677, representing year end fair value of stock and option awards granted in 2025 that remained unvested and outstanding at the end of 2025;

•      $1,159,958, representing the change in fair value as of the end of 2025 (from the end of the prior fiscal year) of stock and option awards granted prior to 2025 that remained unvested and outstanding at the end of 2025;

•     $429,727, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2025 that vested in 2025; and

•     $22,843, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2024	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Karthik Kuppusamy
$1,421,712 of stock awards and $490,484 of option awards was subtracted and replaced with:

•     $2,834,151, representing year end fair value of stock and option awards granted in 2024 that remained unvested and outstanding at the end of 2024;

•     $856,501, representing the change in fair value as of the end of 2024 (from the end of the prior fiscal year) of stock and option awards granted prior to 2024 that remained unvested and outstanding at the end of 2024;

•     $(159,349), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2024 that vested in 2024; and

•     $25,807, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2026 Proxy Statement	60

2023	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Karthik Kuppusamy
$1,367,131 of stock awards and $468,622 of option awards was subtracted and replaced with:

•     $1,760,107, representing year end fair value of stock and option awards granted in 2023 that remained unvested and outstanding at the end of 2023;

•     $(605,337), representing the change in fair value as of the end of 2023 (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that remained unvested and outstanding at the end of 2023;

•     $(208,993), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2023 that vested in 2023; and

•     $25,313, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2022	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Patrick Plewman Mark J. Guinan Carrie Eglinton Manner
$1,756,357 of stock awards and $491,715 of option awards was subtracted and replaced with:

•     $1,893,840, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

•     $(178,429), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

•     $(1,727,285), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022;

•     $300,240, representing the fair value as of the vesting date of stock and option awards granted in 2022 that vested in 2022;

•     $(1,150,774), representing the fair value as of December 2021 of stock and option awards granted prior to 2022 that failed to vest in 2022; and

•     $15,742, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2026 Proxy Statement	61

2021	Mark J. Guinan James E. Davis Carrie Eglinton Manner Catherine T. Doherty
$1,396,986 of stock awards and $614,911 of option awards was subtracted and replaced with:

•     $4,592,710, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;

•     $4,298,331, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;

•     $244,105, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and

•     $26,113, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

For purposes of the Peer Group TSR column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2025 Annual Report on Form 10-K.

Tabular List

The following tabular list sets forth those measures, which, in our assessment, represent the two financial performance measures and the two non-financial performance measures that we use to link the compensation paid to our named executive officers for fiscal year 2025 to Company performance. See “Compensation Discussion and Analysis”, beginning on page 25 for more information about these measures.

Financial Performance Measures

Adjusted Diluted Earnings Per Share

Revenue

Non-Financial Performance Measures

Patient Experience/Employee Experience

Community Impact Goals

2026 Proxy Statement	62

Descriptions of Pay Versus Performance Relationships

The following graph shows, for each of the five disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s cumulative TSR (assuming an initial $100 investment).

The following graph shows, for each of the five disclosed years (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s Net Income.

2026 Proxy Statement	63

The following graph shows, for each of the five disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers; and (iii) the Company’s Adjusted Diluted Earnings Per Share. Adjusted Diluted EPS is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

The following graph shows, for each of the five disclosed years: (i) the Company’s Cumulative TSR; and (ii) the Cumulative TSR of the Company’s peer group (assuming an initial $100 investment).

2026 Proxy Statement	64

AUDIT

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2026.

We recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting for 2026. Although ratification is not required, the Audit and Finance Committee (the “Committee”) is submitting this proposal to stockholders as a matter of good corporate practice. If the appointment of PwC is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. In order to assure continuing auditor independence, the Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of the lead engagement partner. The Committee has selected PwC as our independent registered public accounting firm for 2026. PwC, or one of its predecessor firms, has served as the Company’s independent registered public accounting firm continuously since 1995.

The Committee annually reviews the independence and performance of PwC in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the historical and recent performance of PwC on the Company’s audit, including the results of an extensive internal survey of the service and quality of PwC;

•	the capability and expertise of PwC in handling the breadth and complexity of our operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;

•	the appropriateness of the fees of PwC for audit and other services;

•	the independence of PwC; and

•
the advantages and disadvantages of retaining or replacing PwC as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure the independence of PwC.

Retention of PwC
Tenure Benefits

Higher audit quality. With over 30 years of experience with the Company, including numerous statutory audits in multiple jurisdictions, PwC has gained institutional knowledge of and deep expertise regarding our complex operations and business, accounting policies and practices, and internal control over financial reporting.

Efficient fee structure. The aggregate fees of PwC are competitive with peer companies because of its familiarity with our business.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting, internal controls and other issues.

2026 Proxy Statement	65

Independence Controls

Thorough Audit and Finance Committee oversight. The Committee’s oversight includes private meetings with PwC (multiple times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a Committee-directed process for selecting the lead engagement partner.

Limits on non-audit services. The Company requires Committee preapproval of non-audit services and requires that PwC is engaged only when it is best suited for the job. When considering whether to preapprove non-audit services, the Committee considers the total non-audit fees to be paid to PwC relative to total audit fees.

Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work and rotates the lead engagement partner every five years. At the conclusion of the 2023 audit, the lead engagement partner was rotated.

Strong regulatory framework. Because it is an independent registered public accounting firm, PwC is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Committee believes that PwC is independent and that the retention of PwC to serve as the Company’s independent registered public accounting firm for 2026 is in the best interest of the Company and its stockholders. PwC representatives are expected to attend the Annual Meeting, will have the opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

Pre-Approval of Audit and Permissible Non-Audit Services

The Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of audit, audit-related, tax and all other services for the year. The Committee pre-approves services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PwC

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2025 and 2024 were:

	2025 ($)	2024 ($)
Audit Fees	4,107,000	4,232,500
Audit Related Fees	—	—
Tax Fees	310,000	340,000
All Other Fees	2,000	2,000
Total Fees	4,419,000	4,574,500

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees. None were incurred in 2025 or 2024.

Tax Fees were for services related to tax compliance, including assistance with tax technical analyses and related tax compliance calculations to support the preparation of the Company’s tax returns and related tax documentation. Tax Fees related to tax compliance were $310,000 and $340,000 in 2025 and 2024, respectively. None of these fees related to tax services for any of the Company’s directors or executive officers.

2026 Proxy Statement	66

All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

Audit and Finance Committee Report

The primary purposes of the Audit and Finance Committee are: (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the independent registered public accounting firm’s qualifications and independence and (c) the performance of the Company’s internal audit function and independent registered public accounting firm; and (2) to provide advice to the Board on financing activities and other financial matters.

Management is responsible for establishing and maintaining adequate internal financial controls for the Company’s financial statements and public reporting process. Our independent registered public accounting firm, PwC, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In the performance of its oversight role, the Committee reviews the Company’s internal financial controls, financial statements and public reporting process, and regularly meets with both management and PwC to discuss these matters. The Committee also regularly meets privately with PwC and internal auditors, both of which have unrestricted access to the Committee, to discuss these matters. In addition, the Committee reviews, acts on and makes recommendations regarding the Company’s financing plans and other significant financial policies and actions.

The Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2025 and the evaluation by PwC of the Company’s internal control over financial reporting. The Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. In addition, the Committee received from and discussed with PwC the written disclosures and the letter required by PCAOB rules regarding the communication of PwC with the Committee concerning independence, and discussed with PwC that firm’s independence. In addition, the Committee concluded that the provision by PwC of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on these reviews and discussions, the Committee recommended to the Board the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2025 in the Company’s Annual Report on Form 10-K.

Audit and Finance Committee

Gary M. Pfeiffer, Chair
Robert B. Carter
Tracey C. Doi
Wright L. Lassiter III
Timothy L. Main

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD THAT HAVE BEEN SIGNED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2026 Proxy Statement	67

ADDITIONAL ACTION ITEMS

Proposal No. 4 — Stockholder Proposal Regarding an Independent Board Chairman

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, owner of 50 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the Annual Meeting.  The text of the stockholder proposal and supporting statement appear exactly as received by the Company.  All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent.  While Quest Diagnostics believes that the supporting statement may contain assertions about the Company and the Board that it believes are incorrect, the Company has not attempted to refute such assertions.

Proposal 4 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now to obtain the maximum benefit.

An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.

Now could be a ripe time for this policy since Quest Diagnostics stock was at $174 in 2021 and at only

$176 in late 2025 despite a robust stock market.

Plus challenging news reports regarding Quest Diagnostics emerged in 2025.

Lawsuits related to a major 2019 data breach continued into 2025. The data breach exposed the personal, medical, and financial information of 12 million patients through a third-party vendor, American Medical Collection Agency (AMCA). These lawsuits charge that Quest failed to properly safeguard patient information and ensure its vendors had adequate security measures in place.

Quest Diagnostics is regularly mentioned in legal information resources (like law firm websites) as a defendant in malpractice lawsuits related to alleged lab errors and diagnostic failures, some with severe outcomes.

A February 2024 settlement with the California Attorney General's office, which resulted in Quest paying a penalty for unlawfully disposing of hazardous waste, medical waste, and protected health information at its facilities, was discussed in subsequent 2025 legal summaries.

2026 Proxy Statement	68

A Guardian investigation said that Quest Diagnostics' drug tests used in California prisons yielded thousands of potential false positives for an extended period. A data analysis suggested more than 5,000 potential false positives, with one expert stating the high positivity rates rendered the tests "basically worthless."

During its Q2 2025 earnings call, Quest Diagnostics highlighted potential future challenges, including the impact of government healthcare legislation (referred to as the "One Big Beautiful Bill," which could result in more uninsured patients) and the effects of tariffs from China and Europe on the bottom line.

Please vote yes:
Independent Board Chairman - Proposal 4

2026 Proxy Statement	69

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board of Directors recommends you vote AGAINST this proposal.

The Board has carefully considered Proposal No. 4 and, for the reasons discussed below, believes that this proposal is not in the best interests of the Company and its stockholders.

Flexibility Necessary to Choose Board Leadership Structure

In order for the Board to fulfill its fiduciary duties to act in the best interests of Quest Diagnostics and its stockholders, the Board must retain the discretion to decide the optimal board leadership structure.  Accordingly, Quest Diagnostics’ by-laws and Corporate Governance Guidelines preserve this flexibility and do not contain a requirement to either combine or separate the roles of Chairman and CEO.

This proposal seeks to restrict the Board’s discretion to select the most optimal board leadership structure by imposing a rigid policy that would prohibit the same person from serving as Chairman of the Board and CEO.  The proposal provides no evidence that such a policy would better serve the interests of the Company and its stockholders and it appears to ignore the fact that, as of 2025, approximately 78% of S&P 500 companies provide their boards of directors with the same flexibility to combine or separate these roles.

Quest Diagnostics has both combined and separated its board leadership roles throughout its history, periodically reviewing the appropriateness of its leadership structure to ensure the Board leadership structure continues to enable strong independent oversight of management.  As described under “Board Leadership Structure,” the Board believes that combining the CEO and Chairman roles and electing a Lead Independent Director with clearly defined and robust responsibilities is currently the most appropriate Board leadership structure for the Company and is in the best interests of stockholders.  At this time, the Board believes that the long tenure with the Company in multiple roles and extensive industry experience of Jim Davis, our current CEO, make him well-suited to facilitate the Board’s oversight of our operations, strategy and risk as our Board Chair, with Tim Ring, who has extensive executive and board experience, serving as our Lead Independent Director.

Quest Diagnostics’ current Board leadership structure, which has received consistent support from stockholders through our ongoing engagement program, continues to drive strong performance for the Company.  Under this structure, the Board and management have achieved significant value for our stockholders.  Since Mr. Davis became Chairman in April 2023 to February 2026, Quest Diagnostics has experienced total stockholder return of approximately 50%, outperforming the S&P 500 Health Care Industry Index by a multiple of over 2x.  Additionally, in February 2026, Quest Diagnostics’ stock price reached an all-time high.

Adopting the policy put forth by this proposal would impair the Board in discharging its fiduciary duties by removing the Board’s ability to determine the most qualified and appropriate person to lead the Board as Chairman based on the Company’s needs at the time.  The Board will continue to monitor the appropriateness of its leadership structure, and adapt from time to time, as it does with all governance practices.

Lead Independent Director

The proposal also ignores the robust nature of the Company’s Lead Independent Director role.  Under our Corporate Governance Guidelines, if the Chairman of the Board is not an independent director, the independent members of the Board must designate a Lead Independent Director.  As set forth in our Corporate Governance Guidelines, the Lead Independent Director has clearly defined and meaningful responsibilities, including, but not limited to:

•	Preparing the agendas for Board meetings, along with the Chairman of the Board and CEO;
•	Calling meetings of the non-management directors;
•	Coordinating the delivery of feedback from the directors to the Chairman of the Board;
•	Presiding over all executive sessions of the non-management directors and all Board meetings in the absence of the Chairman of the Board;
•	Taking a leading role in the process of evaluating the Board;
•	Leading the non-management directors in the annual evaluation of the performance of the CEO;

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•	Interviewing candidates for the Board; and
•	Serving as the principal contact for stockholder communications with the non-management directors.

Each of the Company’s Lead Independent Directors is and has been well-versed in the needs of our complex business, maintains deep knowledge of our operations, provides strong independent oversight of management and promotes the engagement and involvement of all our directors in decision-making on matters before the Board.  Our current Lead Independent Director, Tim Ring, brings considerable experience to the role, serving almost 14 years as the Chair and Chief Executive Officer of C.R. Bard, Inc., a publicly traded, S&P 500 medical device company.  See page 6 for more information about Mr. Ring’s background and qualifications.

Strong Corporate Governance Practices

The Company’s strong corporate governance practices further ensure the Board’s effective, independent oversight of management, which include the following:

•	10 out of 11 of our Board members are independent under NYSE and SEC rules;
•	The Company is committed to board refreshment, with 11 new directors since 2014;
•	Directors are elected annually by majority vote;
•	The Board’s five standing committees are composed entirely of independent directors;
•
Independent directors meet separately in executive session at least once a year and non-management directors generally meet at regularly scheduled sessions either before or after every regularly scheduled full Board meeting and at other times as these directors believe is appropriate;

•	Each Board member has full and unrestricted access to any officers and employees of the Company to discuss any aspect of the Company’s business; and
•
Each Board committee, which is chaired by an independent director, has the authority to retain independent legal, financial and other advisors as they may deem necessary, without consulting or obtaining the prior approval of any officer of the Company.

For all of the above reasons, the Board recommends that stockholders vote AGAINST Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2026 Proxy Statement	71

FREQUENTLY ASKED QUESTIONS

1. Who can vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. March 23, 2026 is the record date for the Annual Meeting.

2. How many votes can be cast by all stockholders?

On the record date, there were 110,684,580 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

3. How many votes must be present to have a quorum necessary to hold the Annual Meeting?

We need the holders of record of shares of stock (of any class) representing a majority of the total number of shares of stock of all classes then issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, to have a quorum necessary to hold the Annual Meeting. We urge you to submit a proxy even if you plan to attend the Annual Meeting. That will help us to know as soon as possible that sufficient shares will be present to have a quorum to hold the Annual Meeting.

4. How do I vote?

If you are a holder of record (that is, you hold your shares in your name with the Company’s transfer agent), you may cause your shares to be voted by submitting your proxy via the Internet, mail or telephone or by attending the Annual Meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.proxyvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-800-690-6903. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

If you hold your shares in street name (that is, through a broker, bank or other holder of record), please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the Annual Meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

5. How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if an incumbent director (or the successor thereof) is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If an incumbent director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

6. How many votes will be required to adopt the other proposals?

The ratification of the appointment of PwC and approval of the stockholder proposal each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

2026 Proxy Statement	72

7. Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the Annual Meeting;

•
delivering a written revocation notice to Sean D. Mersten, Vice President and Corporate Secretary, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094 that is received no later than the conclusion of voting at the Annual Meeting; or

•	voting in person at the Annual Meeting.

8. What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PwC and approval of the stockholder proposal will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the applicable vote and will have no effect on the election of that nominee or advisory vote to approve executive compensation, as the case may be.

9. What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name (including in the Employee Stock Purchase Plan), you must instruct the record owner how to cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, or approval of the stockholder proposal. If you do not provide instructions regarding how to vote on these matters, because your broker lacks discretionary authority to vote on these matters, no vote will be cast on your behalf and a broker non-vote will occur. Any such broker non-vote will have no effect on the election of directors, advisory resolution to approve executive compensation or approval of the stockholder proposal. Brokers have discretion to vote uninstructed shares on the ratification of the appointment of PwC.

If you are a participant in the 401(k) Plan and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants.

10. What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the proxy statement properly is brought before the meeting, the proxy holders will have the discretion to vote your shares as they see fit.

11. How can I attend the Annual Meeting?

Only stockholders as of the record date (or their proxy holders) may attend the Annual Meeting. All stockholders seeking admission to the meeting must present photo identification. If you hold your shares in street name (including in the Employee Stock Purchase Plan), to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker, bank or other holder of record. If you need directions to the Annual Meeting, please call Investor Relations at 973-520-2900.

12. What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

2026 Proxy Statement	73

13. Who is soliciting my vote and will pay the expenses incurred in connection with the solicitation?

The Board is soliciting your vote. The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $15,500, plus expenses.

14. Can I receive Annual Meeting material via electronic delivery?

We are furnishing this proxy statement and form of proxy and voting instructions in connection with our solicitation of proxies on behalf of the Board for the Annual Meeting. This proxy statement and the Annual Report are available on our Investor Relations website at www.QuestDiagnostics.com. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

15. Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2025 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094; email address: Investor@QuestDiagnostics.com; telephone 973-520-2900. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

16. How do I submit a proposal for the 2027 annual meeting of stockholders?

Stockholders intending to present a proposal at the 2027 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. We must receive your proposal by the close of business on December 7, 2026.

Stockholders intending to present a proposal at the 2027 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director (other than proxy access nominations, which are discussed below), must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary (at the address noted above) receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders, provided, however, that if the date of the 2027 annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day before the 2027 annual meeting and not later than the close of business on the later of the 90th day before the 2027 annual meeting or the 10th day following the day on which public announcement of the date of the 2027 annual meeting is first made by the Company. Therefore, the Company’s Corporate Secretary must receive notice of such a proposal or nomination for the 2027 annual meeting of stockholders no earlier than January 20, 2027 and no later than February 19, 2027, subject to adjustment as set forth above depending on the date of the 2027 annual meeting. The notice must contain the information required by our by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary. In addition to the requirements set forth in our by-laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rules must also comply with the additional requirements of Rule 14a-19.

2026 Proxy Statement	74

Our by-laws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our by-laws. Under our by-laws, compliant notice of proxy access director nominations for the 2027 annual meeting of stockholders must be submitted to the Corporate Secretary no earlier than November 7, 2026 and no later than December 7, 2026, provided, however, that in the event that the date of the 2027 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2026 annual meeting, notice by an eligible stockholder must be so delivered not earlier than the close of business on the 150th day before the 2027 annual meeting and not later than the close of business on the later of 120th day before the 2027 annual meeting or the 10th day after the day on which public announcement of the date of the 2027 annual meeting is first made by the Company. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 20, 2026: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2025 are available on our website at www.QuestDiagnostics.com.

2026 Proxy Statement	75

Annex A

Reconciliation of Non-GAAP and GAAP Information

As used in this proxy statement, the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”).  The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, amortization expense, excess tax benefits (“ETB”) associated with stock-based compensation, gains and losses associated with changes in the carrying value of our strategic investments and other items.

The non-GAAP adjusted measures included in “Compensation Discussion and Analysis” beginning on page 25 are presented because management believes those measures are useful adjuncts to GAAP results.  Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP.  Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes.  We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance.  The tables below include reconciliations of non-GAAP adjusted measures to GAAP measures.

	Twelve Months Ended December 31,		Increase
	2025	2024	(Decrease)
	(dollars in millions, except per share data)
Net revenues:
Net revenues- external reporting purposes	$ 11,035	$ 9,872
LifeLabs impact (acquired in August 2024)	(722)	(241)
Net revenues- incentive reporting purposes	$ 10,313	$ 9,631

Adjusted operating income:
Operating income	$ 1,556	$ 1,346
Restructuring and integration charges (a)	53	62
Change in fair value of contingent consideration (b)	(10)	2
Other charges (c)	52	4
Other gains (d)	(46)	-
Amortization expense	154	127
Adjusted operating income	$ 1,759	$ 1,541

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	14.1%	13.6%	50 basis points
Restructuring and integration charges (a)	0.5	0.6
Change in fair value of contingent consideration (b)	(0.1)	-
Other charges (c)	0.4	0.1
Other gains (d)	(0.4)	-
Amortization expense	1.4	1.3

Adjusted operating income as a percentage of net revenues	15.9%	15.6%	30 basis points

Adjusted net income attributable to Quest Diagnostics:
Net income attributable to Quest Diagnostics	$ 992	$ 871
Restructuring and integration charges (a) (f)	45	47
Change in fair value of contingent consideration (b) (f)	(10)	2
Other charges (c) (f)	39	3

Gains and losses on investments (e) (f)	(4)	11
Other gains (d) (f)	(41)	(9)
Amortization expense (f)	115	95

ETB	(18)	(9)

Adjusted net income attributable to Quest Diagnostics	$ 1,118	$ 1,011

Adjusted diluted EPS:
Diluted earnings per common share	$ 8.75	$ 7.69	13.8%
Restructuring and integration charges (a) (f)	0.39	0.42
Change in fair value of contingent consideration (b) (f)	(0.09)	0.02
Other charges (c) (f)	0.34	0.02
Gains and losses on investments (e) (f)	(0.03)	0.10
Other gains (d) (f)	(0.36)	(0.08)
Amortization expense (f)	1.01	0.84
ETB	(0.16)	(0.08)
Adjusted diluted earnings per common share- external reporting purposes	$ 9.85	$ 8.93	10.3%
LifeLabs impact (acquired August 2024)		(0.09)
Adjusted diluted earnings per common share- incentive reporting purposes		$ 8.84

a)
For the twelve months ended December 31, 2025 and 2024, the pre-tax impact represents costs primarily associated with workforce reductions and integration costs incurred in connection with further restructuring and integrating our business.  The following table summarizes the pre-tax impact of restructuring and integration charges on our consolidated statements of operations:

	Twelve Months Ended December 31,
	2025	2024
	(dollars in millions)
Cost of services	$12	$27
Selling, general and administrative	40	37
Other operating (income) expense, net	1	(2)
Operating income	$53	$62

b)
The pre-tax impact for all periods relates to the change in the fair value of the contingent consideration accrual associated with previous acquisitions.  Such impact is recorded in other operating (income) expense, net in our consolidated statements of operations.

2026 Proxy Statement	A-2

c)
The pre-tax impact for the twelve months ended December 31, 2025 includes an impairment charge of $29 million on certain long-lived assets related to the exit of a business and $15 million of charges to earnings related to legal matters.  Such amounts are recorded in other operating (income) expense, net in our consolidated statement of operations.  The pre-tax impact for the twelve months ended December 31, 2025 also includes $7 million of charges to earnings related to legal matters (recorded in selling, general and administrative expenses in our consolidated statement of operations).  The following table summarizes the pre-tax impact of these other items on our consolidated statements of operations:

	Twelve Months Ended December 31,
	2025	2024
	(dollars in millions)
Cost of services	$-	$2
Selling, general and administrative	7	2
Other operating (income) expense, net	45	-
Operating income	$52	$4

d)
The twelve months ended December 31, 2025 includes a $46 million pre-tax gain, recorded in other operating (income) expense, net, from a payroll tax credit under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) associated with the retention of employees.  Also, the twelve months ended December 31, 2025 includes a pre-tax gain, recorded in equity in earnings of equity method investees, net of taxes, representing a non-recurring gain related to a lease.  The twelve months ended December 31, 2024 principally includes a non-recurring $8 million pre-tax gain, recorded in other income, net, associated with a foreign exchange forward contract utilized in conjunction with an acquisition.  The following table summarizes the pre-tax impact of these other gains on our consolidated statements of operations.

	Twelve Months Ended December 31,
	2025	2024
	(dollars in millions)
Other operating (income) expense, net	$46	$-
Other income, net	-	12
Equity in earnings of equity method investees, net of taxes	8	-

e)
For all periods presented, the pre-tax impact represents (gains) and losses associated with changes in the carrying value of our strategic investments, principally recorded in equity in earnings of equity method investees, net of taxes.

f)
For restructuring and integration charges, other gains/charges, gains and losses on investments and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2025 and 2024.  No income tax impact was recorded on gains/losses associated with the change in the fair value of the contingent consideration accrual associated with previous acquisitions. The twelve months ended December 31, 2025 includes $5 million of income tax expense related to the disposal of a business.

2026 Proxy Statement	A-3

	Twelve Months Ended December 31,
	2023	2022	2021
	(dollars in millions except per, share data)

Adjusted diluted EPS:
Diluted earnings per common share	$7.49	$7.97	$15.55
Restructuring and integration charges (a)(g)	0.29	0.56	0.36
Gains and losses on investments (b)(g)	0.02	0.26	(0.24)
Certain Quest Diagnostics Foundation costs (c)(g)	-	0.59	0.08
Gain on sale of ownership in joint venture (d)(g)	-	-	(2.02)
COVID-19 impact (e)(g)	-	-	0.03
Other (f)(g)	0.31	(0.05)	-
Amortization expense(g)	0.70	0.74	0.62
ETB	(0.10)	(0.12)	(0.14)
Adjusted diluted earnings per common share	$8.71	$9.95	$14.24

(a)	Represents costs primarily associated with workforce reductions, systems conversions and integration costs incurred in connection with further restructuring and integrating our business.

(b)
For all periods presented, the pre-tax impact primarily represents gains and losses associated with changes in the carrying value of our strategic investments.  For the twelve months ended December 31, 2021, the pre-tax impact also includes a non-cash impairment to the carrying value of an equity method investment.

(c)	The pre-tax impact represents certain costs associated with donations, contributions and other financial support through the Quest Diagnostics Foundation.

(d)
For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million following the sale of the Company’s 40% ownership interest in Q2 Solutions®, its clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., its joint venture partner, for $760 million in an all-cash transaction.

(e)	The pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic, including incremental costs incurred to protect the health and safety of our employees and customers.

(f)
The twelve months ended December 31, 2023 includes pre-tax losses associated with the change in the fair value of the contingent consideration accrual associated with previous acquisitions and a $29 million impairment charge on certain long-lived assets related to the shutdown of a business. For the twelve months ended December 31, 2022, the pre-tax impact primarily represents a $14 million impairment charge on certain property, plant and equipment and a $5 million loss associated with the increase in the fair value of the contingent consideration accrual associated with previous acquisitions, partially offset by a $10 million gain from a payroll tax credit under the CARES Act associated with the retention of employees.  Additionally, the twelve months ended December 31, 2022 includes an $18 million income tax benefit due to an adjustment to state deferred tax liabilities related to depreciation expense.

(g)
For restructuring and integration charges, gains and losses on investments, certain Quest Diagnostics Foundation costs, amortization expense, COVID-19 impacts, and other items, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5%. For the gain on sale of ownership in joint venture, income tax expense on the transaction resulted in an effective income rate of 17.6%.

2026 Proxy Statement	A-4

CC14938

QUEST DIAGNOSTICS INCORPORATED
500 PLAZA DRIVE
SECAUCUS, NJ 07094

SCAN TO
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V90492-P49044 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUEST DIAGNOSTICS INCORPORATED

The Board of Directors recommends you vote FOR the nominees listed below:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert B. Carter	☐	☐	☐
1b. James E. Davis	☐	☐	☐
1c. Luis A. Diaz, Jr., M.D.	☐	☐	☐
1d. Tracey C. Doi	☐	☐	☐
1e. Vicky B. Gregg	☐	☐	☐
1f. Wright L. Lassiter, III	☐	☐	☐
1g. Timothy L. Main	☐	☐	☐
1h. Denise M. Morrison	☐	☐	☐
1i. Gary M. Pfeiffer	☐	☐	☐
1j. Timothy M. Ring	☐	☐	☐
1k. Timothy C. Wentworth	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:	**For**	**Against**	**Abstain**
2. An advisory resolution to approve the executive officer compensation disclosed in the Company's 2026 proxy statement.	☐	☐	☐
3. Ratification of the appointment of our independent registered public accounting firm for 2026.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4:	**For**	**Against**	**Abstain**
4. Stockholder proposal regarding an independent board chairman, if properly presented at the Annual Meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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IMPORTANT

Your proxy must be received by 11:59 p.m. ET on Tuesday, May 19, 2026, to be counted in the final tabulation, except for participants in the Quest Diagnostics employee benefit plan. If you are a participant in the Quest Diagnostics employee benefit plan, your voting instructions must be received by 6:00 a.m. ET on Monday, May 18, 2026, to be counted in the final tabulation.

V90493-P49044

QUEST DIAGNOSTICS INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2026 10:30 A.M. LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and Sean D. Mersten, and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2026 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2026, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of any substitute nominee proposed by the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED WITH RESPECT TO EACH PROPOSAL.

Continued and to be signed on reverse side